LEASE

by and between

LANDLORD:

NPBEACH MARINA LLC,
a Michigan limited liability company

and

TENANT:

NFUSZ, INC.,
a Nevada corporation

Dated: ____________________, 2019

LEASE

Effective Date: ____________________, 2019

BASIC LEASE INFORMATION

Landlord:	NPBEACH MARINA LLC, a Michigan limited liability company
Landlord's Address for Notice:	NPBeach Marina LLC c/o Third Palm Capital LLC 3811 Turtle Creek Boulevard, Suite 975 Dallas, Texas 75219 Attn: Chris Kelsey Telephone: (214) 615-8590
With Copies to:	Allen Matkins Leck Gamble Mallory & Natsis LLP 1900 Main Street, 5th Floor Irvine, California 92614-7321 Attn: Susan Graham Telephone: (949) 553-1313 Fax: (949) 553-8354
Landlord's Address for Payment of Rent:	NPBeach Marina LLC 3811 Turtle Creek Boulevard, Suite 975 Dallas, Texas 75219
Tenant:	NFUSZ, Inc., a Nevada corporation
Tenant's Address For Notice:	NFUSZ, Inc. 9454 Wilshire Blvd. Suite 305 Beverly Hills. CA 90212 Attn: Joseph A Davis, ESQ 310-435-7420 310-277-4662 jad@davisandwinston.com
Project:	That portion of the commercial space within the mixed-use project commonly known as Vue Newport located in the City of Newport Beach ("**City**"), Orange County, California, that is owned by Landlord (the "**Project**"). The current anticipated configuration of the Project is depicted on the site plan attached hereto as <u>Exhibit A-1</u> ("**Site Plan**"). The Project includes all buildings, improvements and facilities, now or subsequently located within the area depicted on the Site Plan, as such area may be expanded or reduced from time to time. Landlord makes no representation or warranty as to when, how or if the overall Project will be developed. The Project is subject to that certain Declaration of Covenants, Conditions and Restrictions of Vue

Newport recorded September 8, 2016, as Document No. 2016000432709, in the Official Records, Orange County, California (as the same may be amended from time to time, the "**Declaration**").

Premises: Those certain premises located in the Project containing approximately 4,884 rentable square feet (4,247 usable square feet) as shown on Exhibit A (the "**Premises**"). That certain building within the Project in which the Premises is located is referred to herein as the "**Building**". The Premises is subject to increase by the addition of the Must-Take Space (as defined in Section 3.2 below) in accordance with Section 3.2 below.

Premises Address: 2210 Newport Boulevard, Suite 200
Newport Beach, California 92663

Term: Approximately sixty-five (65) months, commencing on the Commencement Date (as defined below) and expiring on the last day of the 65th full calendar month after the Commencement Date (the "**Expiration Date**"), subject to automatic extension as set forth in Section 3.2 below, and Tenant's extension options as set forth in Sections 1.1 and 1.2 below.

Commencement Date: The date that is seven (7) days following the date of Substantial Completion of the Tenant Improvements (as such terms are defined in Exhibit B attached hereto); provided, however, that if Landlord is delayed in Substantially Completing the Tenant Improvements due to any Tenant Delays (as defined in Exhibit B attached hereto), then the date of Substantial Completion shall be deemed to have occurred on the date that Landlord would have Substantially Completed the Tenant Improvements absent any such Tenant Delays. The Commencement Date is estimated to occur on May 1, 2019 ("**Estimated Commencement Date**"). Landlord shall endeavor to provide Tenant with advance notice of the actual Commencement Date if it will be other that the Estimated Commencement Date.

Annual Rent:

*Period	Approx. Monthly Installments of Annual Rent per Rentable Square Foot	Monthly Installments of Annual Rent
Months 1** – 17	$5.30	$25,885.20***
Months 18 – 29	$5.45	$26,617.80
Months 30 – 41	$5.60	$27,350.40
Months 42 – 53	$5.75	$28,083.00
Months 54 – 65	$5.90	$28,815.60

* Subject to adjustment in accordance with Section 3.2 below.

** Commencing on the Commencement Date and including any partial month in which the Commencement Date occurs, which partial month shall be prorated in accordance with Section 2.1 below.

*** Tenant's obligation to pay Annual Rent for the initial Premises shall be conditionally abated as follows: (a) one hundred percent (100%) of the Monthly Installments of Annual Rent shall be abated for the 1st through the 5th full calendar months after the Commencement Date, inclusive (i.e. for a period of five (5) full calendar months) (excluding any partial month in which the Commencement Date occurs), and thereafter, (b) a portion of the Monthly Installments of Annual Rent in an amount equal to $5,745.20 per month shall be abated for the 6th through the 12th full calendar months after the Commencement Date, inclusive (i.e. for a period of seven (7) full calendar months) (for the avoidance of doubt, Tenant shall remain obligated to pay the remaining portion of the Monthly Installments of Annual Rent in the amount of $20,140.00 per month during such period), as set forth in Section 2.4 below.

Parking Pass Ratio: Four (4) unreserved parking passes for every 1,000 rentable square feet of the Premises, which initially equals nineteen (19) unreserved parking passes based on 4,884 rentable square feet, of which two (2) passes shall be for the use of a reserved parking space, subject to adjustment pursuant to Section 3.2 below, and subject to all of the terms of this Lease.

Base Year: 2019

Tenant's Share: The percentage derived from a fraction, the numerator of which is the rentable area of the Premises, including Tenant's pro rata share of any shared facilities, such as a utility room (the "**Shared Space**"), and the denominator of which is the rentable area of the commercial space in the Project that has been constructed from time to time (subject to the provisions of Article 4 below). Notwithstanding the foregoing, (i) for the purpose of determining Tenant's Share, Landlord may exclude from the total rentable area of commercial space in the Project those portions leased to or used by other parties as kiosks or storage areas, where such parties are not required to pay a full pro rata share of CAM (as defined in Section 4.1.1 below) or Taxes (as defined in Section 4.1.2 below), provided that Landlord shall also deduct from CAM or Taxes, as applicable, all amounts actually received from such excluded parties (if any), (ii) if an occupant of the Project directly pays for any items otherwise includable in CAM or Taxes, then for purposes of calculating Tenant's Share of such items of CAM or Taxes, the rentable area of such occupant shall be excluded from the total rentable area

	of all commercial space in the Project (for example, if an occupant directly pays for trash removal, then Tenant's Share of trash removal expenses will be calculated without using the floor area of such occupant), and (iii) Landlord may determine separately and allocate items of CAM or Taxes between different groups within the Project in accordance with sound accounting and management principles, in which event Tenant's Share for such items of CAM or Taxes shall be based on the ratio that the rentable area of the Premises bears to the rentable area of the areas for which Landlord separately determines and allocates such CAM or Taxes.
Permitted Use:	Tenant shall use the Premises solely for general office purposes consistent with the character of the Building as a first-class office building and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.
Security Deposit:	$43,703.66
Prepaid Rent:	13th Month Annual Rent for Initial Premises: $25,885.20
Intentionally Deleted	
Brokers:	See Article 31

LEASE

By this Lease (this "**Lease**"), Landlord leases to Tenant and Tenant leases from Landlord the Premises in the Project as set forth and described on the Basic Lease Information. The Basic Lease Information, including all terms defined thereon, is incorporated as part of this Lease.

1. TERM.

1.1 The Term of this Lease shall commence on the Commencement Date set forth in the Basic Lease Information, and this Lease shall continue in full force and effect for the Term set forth in the Basic Lease Information, or until this Lease is sooner terminated as otherwise provided herein. Notwithstanding the foregoing, within sixty (60) days following the date of mutual execution and delivery of this Lease, Tenant shall have the right to extend the Term by a period of twelve (12) or twenty-four (24) months by providing written notice to Landlord on or prior to the date that is sixty (60) days following the date of mutual execution and delivery of this Lease. If Tenant exercises this right, Landlord and Tenant shall enter into an amendment to this Lease including the following terms: if Tenant exercises a twelve (12) month Term extension (for a total Term of seventy-seven (77) months), the Monthly Installments of Annual Rent shall be $6.05 per rentable square foot of the Premises for months 66 through 77 and the Tenant Improvement Allowance (as defined in Exhibit B attached hereto) shall be increased by $5.00 per rentable square foot of the Premises (for a total Tenant Improvement Allowance of $70.00 per rentable square foot of the Premises); if Tenant exercises a twenty-four (24) month Term extension (for a total Term of eighty-nine (89) months), the Monthly Installments of Annual Rent shall be $6.05 per rentable square foot of the Premises for months 66 through 77 and $6.20 per rentable square foot of the Premises for months 78 through 89 and the Tenant Improvement Allowance shall be increased by $20.00 per rentable square foot of the Premises (for a total Tenant Improvement Allowance of $85.00 per rentable square foot of the Premises). If Tenant exercises this right, the same adjustments to the Term, the Annual Rent and the Tenant Improvement Allowance shall apply to the Must-Take Space Term (as defined in Section 3.2 below), the Annual Rent for the Must-Take Space as set forth in Section 3.2 below, and the Must-Take Space Allowance (as defined in Exhibit B-1 attached hereto), respectively. Tenant shall, upon demand of Landlord after determination of the Commencement Date, execute and deliver to Landlord a Commencement Date Memorandum in the form attached hereto as Exhibit D. If the Commencement Date does not occur by the Estimated Commencement Date, this Lease shall remain in effect, Landlord shall not be subject to any liability, and the Commencement Date shall be as calculated pursuant to the definitions in the Basic Lease Information.

1.2 Provided (i) Tenant is not in default beyond all applicable cure and/or grace periods under the terms of this Lease at the time an Extension Option (as defined below) is exercised or at the commencement of an Extension Term (as defined below), (ii) Tenant is open and occupying the entire Premises, (iii) an Event of Default has not occurred more than two (2) times in any twelve (12) month period for nonpayment of monetary obligations, and (iv) Tenant has not assigned this Lease or subleased the Premises or any portion thereof, Tenant shall have the option to renew this Lease ("**Extension Option**") for one (1) additional period of sixty (60) months ("**Extension Term**"). The Extension Term shall be on all the terms and conditions of this Lease, except that (a) Landlord shall have no additional obligation for leasehold improvements or for any other tenant inducements for the Extension Term, (b) Annual Rent for the Extension Term, if applicable, shall be equal to the Fair Rental Value (as defined in Section 1.3 below) as determined by Landlord, but not less than 103.5% of the Annual Rent payable in the last full calendar month of the initial Term (without regard to any abatement, credits or offsets), (c) Annual Rent shall increase by no less than 3.5% annually during the Extension Term, and (d) Landlord shall provide Tenant with a tenant improvement allowance of $30.00 per rentable square foot of the Premises that may be used for Alterations (made in accordance with this Lease) or applied as a credit against Annual Rent, at Tenant's election. There shall be no additional extension terms beyond the Extension Term set forth herein. Tenant must exercise

the Extension Option, if at all, by giving Landlord written notice ("**Extension Option Exercise Notice**") of its election to do so no later than nine (9) months nor earlier than twelve (12) months prior to the end of the then-current Term. Landlord, after receipt of the Extension Option Exercise Notice, shall deliver written notice ("**Extension Option Rent Notice**") to Tenant on or before the date that is four (4) months prior to the expiration of the initial Term, setting forth the Annual Rent for the Extension Term (as determined in accordance with clause (b) above). If Tenant objects to Landlord's determination of Annual Rent for the Extension Term, then Tenant may, within five (5) days after the date of the Extension Option Rent Notice, provide written notice to Landlord revoking its exercise of the Extension Option, in which event Tenant's exercise of the Extension Option shall be deemed to be null and void and of no further force and effect, this Lease shall expire upon the expiration or earlier termination of the initial Term, and Tenant shall have no further rights to extend the Term of this Lease. Further, any Extension Option Exercise Notice not given in a timely manner shall be void, and Tenant shall be deemed to have waived the Extension Option and Tenant shall have no further rights to extend the Term of this Lease. The Extension Option set forth herein is personal to the original Tenant executing this Lease, and shall not be included in any assignment of this Lease.

1.3 As used in this Lease, "**Fair Rental Value**" shall be equal to the base rent on an annual per rentable square foot basis, including all escalations, at which, as of the commencement of the Extension Term, tenants are leasing non-sublease, non-encumbered, non-equity space which is comparable in size, location and quality to the Premises and taking into consideration Building and Project amenities, views and floor location, for a comparable lease term, in an arm's length transaction consummated during the twelve (12) month period prior to the date on which Landlord delivers the Extension Option Rent Notice, which comparable space is located in the Project, or if there are not a sufficient number of comparable transactions in the Project, then in comparable buildings in the vicinity of the Project, taking into consideration the following concessions (collectively, the "**Concessions**"): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same could be utilized by an office user (but taking into consideration, as applicable, the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant); and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space.

1.4 Notwithstanding the fact that the Term has not commenced, Landlord agrees to permit Tenant, its vendors and contractors to enter the Premises from and after the date of this Lease in order to commence the installation of Tenant's modular furniture, telephone, and data cable within the Premises. Such entry shall be subject to all of the terms and conditions set forth in this Section 1.4. Such early entry is conditioned upon Tenant and its vendors and contractors working in harmony and not interfering with Landlord and its contractors, and if Tenant fails to cease any such interference within one (1) business day after notice from Landlord (which notice may be written, electronic or verbal), Landlord may immediately terminate such early entry. Tenant agrees that any such early entry is subject to all of the terms and conditions of this Lease, except for those relating to the payment of Annual Rent and Tenant's Share of CAM and Taxes, which provisions will become applicable in accordance with the terms of this Lease. Without limiting the generality of the foregoing, such early occupancy shall be conditioned upon Tenant first delivering to Landlord the insurance certificates described in Section 11 below, and for the avoidance of doubt, Tenant shall be specifically bound by the terms of Sections 5 and 10 during such early entry period.

2. RENT AND SECURITY DEPOSIT.

2.1 Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the monthly installment of Annual Rent then in effect on or before the first day of each full calendar month during the Term, except that the Annual Rent for the initial Premises payable for the thirteenth (13th) full calendar month of the Term (i.e., after the expiration of all applicable abatement periods) shall be paid upon the execution of this Lease as the Prepaid Rent. Rent for any period during the Term which is less than a full month shall be a prorated portion of the monthly installment of Annual Rent based upon a thirty (30) day month. Said rent shall be paid to Landlord in lawful money of the United States, without deduction or offset and without notice or demand, at the Landlord's address, as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate in writing.

2.2 Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid within ten (10) days after same is due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of: (a) Fifty Dollars ($50.00), or (b) a sum equal to five percent (5%) of the unpaid rent or other payment; provided, however, that such late charge shall not be imposed on the first (1st) delinquent payment in any twelve (12) month period. The provisions of this Section 2.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 2.2 in any way affect Landlord's remedies pursuant to Article 18 below in the event said rent or other payment is unpaid after the date due.

2.3 Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord's damage in case of Tenant's default. If Tenant defaults with respect to any provision of this Lease beyond all applicable cure and/or grace periods set forth in this Lease, Landlord may use any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. To the extent allowable by applicable law, Tenant hereby waives the provisions of law, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund collateral or security for performance of a tenant's obligations under a lease, and/or (ii) provide that Landlord may claim from collateral or security for performance of a tenant's obligations under a lease only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified elsewhere in this Lease and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant's breach of this Lease or the acts or omission of Tenant or any employee, agent, contractor or invitee of Tenant. If any portion is so used, Tenant shall within five (5) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall be a material breach of this Lease. Except to such extent, if any, as shall be required by law, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days following expiration or termination of this Lease and Tenant's surrender of the Premises in accordance with the terms of this Lease.

2.4 Notwithstanding anything to the contrary contained in this Lease, but subject to Section 2.5 below, Landlord hereby waives Tenant's obligation to pay (a) one hundred percent (100%) of the Monthly Installments of Annual Rent for the initial Premises for the 1st through the 5th full calendar months after the

Commencement Date, inclusive (i.e. for a period of five (5) full calendar months) (excluding any partial month in which the Commencement Date occurs), as described in the Basic Lease Information, (b) a portion of the Monthly Installments of Annual Rent for the initial Premises in an amount equal to $5,745.20 per month for the 6th through the 12th full calendar months after the Commencement Date, inclusive (i.e. for a period of seven (7) full calendar months) (for the avoidance of doubt, Tenant shall remain obligated to pay the remaining portion of the Monthly Installments of Annual Rent in the amount of $20,140.00 per month during such period), as described in the Basic Lease Information, (c) Tenant's Share of CAM and Taxes for the initial Premises for the initial twelve (12) months following the Commencement Date, as described in Section 4.1 below, (d) parking charges for unreserved parking passes only, with respect to the initial Premises only, for the initial eighteen (18) months following the Commencement Date (for the avoidance of doubt, Tenant shall remain obligated to pay parking charges for the reserved parking passes during such period), as described in Section 5.10 below, (e) one hundred percent (100%) of the Monthly Installments of Annual Rent for the Must-Take Space for the 1st through the 5th full calendar months after the Must-Take Space Commencement Date, inclusive (i.e. for a period of five (5) full calendar months) (excluding any partial month in which the Must-Take Space Commencement Date occurs), as described in Section 3.2 below, (f) Tenant's Share of CAM and Taxes for the Must-Take Space for the initial twelve (12) months following the Must-Take Space Commencement Date, as described in Section 3.2 below, and (g) parking charges for the Must-Take Space Unreserved Parking Passes (as defined in Section 3.2 below) for the initial eighteen (18) months following the Must-Take Space Commencement Date, as described in Section 3.2 below (such total amount of abated rent being hereinafter collectively referred to as the "**Abated Amount**"); provided, however, if at any time during the Term Tenant is in default under the terms of this Lease (beyond any applicable notice and cure period provided under this Lease), Landlord's agreement to waive payment of rent during the applicable abatement period shall be immediately revoked without further notice to Tenant and any previous waiver of rent by Landlord shall be null and void. In the event of a default by Tenant under this Lease (beyond any applicable notice and cure period provided under this Lease), in addition to all other remedies in connection therewith, Landlord shall have the right to demand immediate payment of any and all rent which would have been due and payable in accordance with this Lease absent the waiver contained in this Section 2.4.

2.5 Landlord shall have the option to make a cash payment (the "**Buyout Payment**") to Tenant in the amount of all or a portion of the remaining Abated Amount due under Section 2.4 above. Upon Landlord's tender of such Buyout Payment (as reasonably calculated by Landlord), Tenant shall no longer be entitled to the Abated Amount pursuant to Section 2.4 above. Landlord shall exercise its option to buy out the applicable Abated Amount by delivering at least ten (10) days' prior written notice thereof to Tenant, and shall make the Buyout Payment to Tenant within thirty (30) days of Tenant receiving such written notice.

3. PREMISES.

3.1 For purposes of this Lease, the term "usable area," "usable square footage" or "usable square feet" means the usable area as determined substantially in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 – 2017 and accompanying guidelines (the "**BOMA Standard**"); and the term "rentable area," "rentable square footage" or "rentable square feet" means the rentable area measured substantially in accordance with the BOMA Standard. The rentable and usable square feet of the Premises, the Building and the Project are subject to verification from time to time by Landlord's space planner/architect/consultant and such verification shall be made in accordance with the provisions of this Section 3. Tenant acknowledges that Landlord intends to use "Stevenson Systems" to determine the rentable and usable square footage of the Premises, the Building and/or the Project. In the event Stevenson Systems or such other space planner/architect/consultant determines that the usable and rentable square footage of the Premises, the Building, and/or the Project differ from those set forth in the Basic Lease Information contained above, all amounts, percentages and figures appearing or referred to in

this Lease based upon such incorrect amount (including, without limitation, the amount of "Annual Rent" and any "Security Deposit," "Tenant's Share," etc.) shall be modified in accordance with such determination.

3.2 Notwithstanding anything in this Lease to the contrary, the Premises shall be expanded to include the rentable square footage of the Must-Take Space (as defined below), as set forth in this Section 3.2 and in accordance with the terms of this Lease.

3.2.1 The "**Must-Take Space**" shall mean those certain premises located in the Project containing approximately 1,850 rentable square feet (1,609 usable square feet) as shown on Exhibit A-2.

3.2.2 The "**Must-Take Space Commencement Date**" shall mean the date that is the later of (a) January 1, 2020, and, (b) seven (7) days following the date of Substantial Completion of the Must-Take Space Improvements (as such terms are defined in Exhibit B-1 attached hereto); provided, however, that if Landlord is delayed in Substantially Completing the Must-Take Space Improvements due to any Tenant Delays (as defined in Exhibit B-1 attached hereto), then the date of Substantial Completion shall be deemed to have occurred on the date that Landlord would have Substantially Completed the Must-Take Space Improvements absent any such Tenant Delays.

3.2.3 Commencing on the Must-Take Space Commencement Date, the Must-Take Space shall become part of the Premises for all purposes hereunder, and, except as otherwise provided in this Section 3.2, shall be subject to every term and condition of this Lease.

3.2.4 The lease term for the Must-Take Space (the "**Must-Take Space Term**") shall be for a period of approximately sixty-five (65) months, commencing on the Must-Take Space Commencement Date and expiring on the last day of the 65th full calendar month after the Must-Take Space Commencement Date (the "**Must-Take Space Expiration Date**").

3.2.5 The Annual Rent for the Must-Take Space shall be as follows:

Period	Approx. Monthly Installments of Annual Rent per Rentable Square Foot	Monthly Installments of Annual Rent
Months 1* – 17	$5.30	$9,805.00**
Months 18 – 29	$5.45	$10,082.50
Months 30 – 41	$5.60	$10,360.00
Months 42 – 53	$5.75	$10,637.50
Months 54 – 65	$5.90	$10,915.00

* Commencing on the Must-Take Space Commencement Date and including any partial month in which the Must-Take Space Commencement Date occurs, which partial month shall be prorated in accordance with Section 2.1 above.

** Tenant's obligation to pay Annual Rent for the Must-Take Space shall be conditionally abated as follows: one hundred percent (100%) of the Monthly Installments of Annual Rent shall be abated for the 1st through the 5th full calendar months after the Must-Take Space Commencement Date, inclusive (i.e. for a

period of five (5) full calendar months) (excluding any partial month in which the Must-Take Space Commencement Date occurs), as set forth in Section 2.4 above.

3.2.6 Notwithstanding anything in this Lease to the contrary, effective as of the Must-Take Space Commencement Date, the Term of this Lease for the initial Premises shall be automatically extended to expire on the Must-Take Space Expiration Date, such that the Term for the initial Premises and the Must-Take Space are coterminous. The period of time between the original Expiration Date and the Must-Take Space Expiration Date is referred to herein as the "**Extension Period**". Effective as of the Must-Take Space Commencement Date, the Annual Rent payable for the initial Premises as set forth in the Basic Lease Information shall be revised so that the period of "Months 1 – 17" as set forth in the Basic Lease Information (referred to herein as the "**Initial Period**") shall be extended by a period equal to the Extension Period, and all subsequent rent escalations for the initial Premises as set forth in the Basic Lease Information shall be appropriately adjusted to occur annually after the expiration of the Initial Period, as extended by the Extension Period. Notwithstanding the foregoing, Tenant shall not be entitled to any additional abatement of Annual Rent with respect to the initial Premises as a result of the Extension Period. For example purposes only, if the Commencement Date occurs on May 1, 2019, and the Must-Take Commencement Date occurs on January 1, 2020, the following would apply:

3.2.6.1 The Term for the initial Premises shall originally be scheduled to expire on September 30, 2024 (i.e., sixty-five (65) months after the Commencement Date).

3.2.6.2 The Term for the Must-Take Space shall be scheduled to expire on May 31, 2025 (i.e., sixty-five (65) months after the Must-Take Space Commencement Date).

3.2.6.3 Effective as of the Must-Take Space Commencement Date, the Term for the initial Premises shall be automatically extended to expire on May 31, 2025, making the Extension Period eight (8) months.

3.2.6.4 Effective as of the Must-Take Space Commencement Date, the Annual Rent for the initial Premises shall be revised as follows:

*Period	Approx. Monthly Installments of Annual Rent per Rentable Square Foot	Monthly Installments of Annual Rent
Months 1 – 25	$5.30	$25,885.20**
Months 26 – 37	$5.45	$26,617.80
Months 38 – 49	$5.60	$27,350.40
Months 50 – 61	$5.75	$28,083.00
Months 62 – 73	$5.90	$28,815.60

* Commencing on the Commencement Date and including any partial month in which the Commencement Date occurs, which partial month shall be prorated in accordance with Section 2.1 above.

** Tenant's obligation to pay Annual Rent for the initial Premises shall be conditionally abated as follows: (a) one hundred percent (100%) of the Monthly Installments of Annual Rent for the initial Premises shall be abated for the 1st through the 5th full calendar months after the Commencement Date, inclusive (i.e. for a period of five (5) full calendar months) (excluding any partial month in which

the Commencement Date occurs), and thereafter, (b) a portion of the Monthly Installments of Annual Rent for the initial Premises in an amount equal to $5,745.20 per month shall be abated for the 6th through the 12th full calendar months after the Commencement Date, inclusive (i.e. for a period of seven (7) full calendar months) (for the avoidance of doubt, Tenant shall remain obligated to pay the remaining portion of the Monthly Installments of Annual Rent for the initial Premises in the amount of $20,140.00 per month during such period), as set forth in Section 2.4 above.

3.2.7 Commencing on the Must-Take Space Commencement Date, Tenant's Parking Pass Ratio shall be increased by the addition of the Must-Take Space to the Premises; provided, however, that Tenant shall not be entitled to any additional reserved parking spaces as a result of the addition of the Must-Take Space to the Premises. For the avoidance of doubt, commencing on the Must-Take Space Commencement Date, Tenant's Parking Pass Ratio with respect to the Must-Take Space shall be four (4) unreserved parking passes for every 1,000 rentable square feet of the Must-Take Space, which equals seven (7) unreserved parking passes based on 1,850 rentable square feet (collectively, the "**Must-Take Space Unreserved Parking Passes**"), and no reserved parking spaces. Notwithstanding anything in this Lease to the contrary, Tenant's obligation to pay parking charges for the Must-Take Space Unreserved Parking Passes shall be conditionally abated during the first eighteen (18) months of the Must-Take Space Term, as set forth in Section 2.4 above.

3.2.8 Commencing on the Must-Take Space Commencement Date, Tenant's Share shall be increased by the addition of the Must-Take Space to the Premises. The same Base Year (i.e., 2019) shall apply to the Must-Take Space. Notwithstanding the foregoing, Tenant's obligation to pay Tenant's Share of CAM and Taxes with respect to the Must-Take Space only shall be conditionally abated during the first twelve (12) months of the Must-Take Space Term, as set forth in Section 2.4 above.

3.2.9 Except as specifically set forth in this Lease, all other terms of this Lease shall apply to the Must-Take Space as though the Must-Take Space was originally part of the Premises. Upon delivery of the Must-Take Space to Tenant as set forth herein, Tenant shall execute an amendment adding such Must-Take Space to this Lease upon such terms and conditions within fifteen (15) business days of delivery of such amendment to Tenant by Landlord.

4. ADDITIONAL RENT.

4.1 Tenant shall pay as additional rent for each calendar year the amount that Tenant's Share of CAM and Taxes for such year exceed Tenant's Share of CAM and Taxes for the Base Year. If CAM or Taxes in any calendar year decrease below the amount of CAM or Taxes for the Base Year, Tenant's Share of CAM or Taxes, as the case may be, for that calendar year shall be $0. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant's Share of Landlord's estimate of both CAM and Taxes. Landlord shall have the right at any time to revise its estimate of CAM or Taxes in good faith and following notice to Tenant of such revised estimate, Tenant shall pay Tenant's Share of CAM and Taxes based on the revised estimate. Notwithstanding the foregoing, Tenant's obligation to pay Tenant's Share of CAM and Taxes with respect to the initial Premises only shall be conditionally abated during the first twelve (12) months of the Term, as set forth in Section 2.4 above. The foregoing abatement shall not apply to any abatement of Tenant's Share of CAM and Taxes with respect to the Must-Take Space, which is separately addressed in Section 3.2 above.

4.1.1 "**CAM**" shall mean the total costs and expenses paid or incurred by Landlord in connection with the management, operation, maintenance and repair of the Project, including, but not limited to all costs of: (i) maintenance, repair and replacement of all Common Areas (as defined in

Section 5.11 below), including, without limitation, any shared corridors and all heating, ventilating and air conditioning ("**HVAC**"), electricity, steam, water, mechanical, telephone and telecommunications systems, escalator and elevator systems and all other utilities and systems for the Project, (ii) landscaping and gardening, (iii) repaving and restriping of parking garages and all other common parking areas, (iv) repairs, and all labor and material costs related thereto, (v) security and fire protection, (vi) public address and music systems, (vii) general maintenance, trash collection and removal, cleaning and service contracts and the cost of all supplies, tools and equipment required in connection therewith, (viii) insurance carried on the Project, including the Common Areas, or in connection with the use and/or occupancy thereof including the costs of self-insurance, (ix) wages, salaries, payroll taxes and other labor costs and employee benefits, (x) fees, charges and other costs of all independent contractors engaged by Landlord, (xi) Project signage costs, (xii) charges on or surcharges imposed by any governmental agencies on or with respect to transit or automobile usage or parking facilities, (xiii) operation of any private transit system serving the Project, (xiv) the cost of any capital improvements made to the Project after the initial construction as a labor-saving or energy saving device or to effect other economies in the operation or maintenance of the Project, or made to the Project after the initial construction that are required under any governmental law or regulation that was not applicable to the Project at the time that permits for the construction thereof were obtained, such cost to be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized balance at the rate of ten percent (10%) per annum or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing such capital improvements, (xv) the cost of contesting the validity or applicability of any governmental enactments which may affect operating expenses, (xvi) the cost of operating the management office for the Project, including in each case the cost of office supplies, bulletins or newsletters distributed to tenants, postage, telephone expenses, maintenance and repair of office equipment, non-capital investment equipment, amortization (together with reasonable financing charges) of the cost of capital investment equipment, and rent, (xvii) the pro rata share applicable to the Project of any other costs and expenses incurred by Landlord under and pursuant to any applicable CC&Rs (as defined in Section 5.2 below) and any declaration of covenants and cross-easements, reciprocal easement agreements, ground leases (other than ground rent due thereunder), condominium association agreements or any other public or private arrangements or agreements, from time to time affecting the Project; (xviii) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; and (xix) any other expenses of any kind whatsoever reasonably incurred in connection with the management, operation, maintenance, repair and marketing of the Project including, without limitation, all operating costs and fees described in any applicable CC&Rs (other than Taxes and any services for which Landlord is separately and directly reimbursed by Tenant or other tenants in the Project). CAM shall also include a management fee to Landlord or its designated manager for management services relating to the Project and an administrative fee for accounting and other administrative services relating to the Project and the Premises. CAM shall not include (i) replacement of or structural repairs to the roof, floor or the exterior walls; (ii) repairs to the extent covered by insurance proceeds, or paid by Tenant or other third parties (other than contributions of Tenant or third parties to CAM); or (iii) alterations solely attributable to tenants of the Project other than Tenant. In the event that the Project is not fully occupied during any year, an adjustment shall be made in computing the CAM for such year so that Tenant pays an equitable portion of all variable items of CAM based on the Project being not less than ninety-five (95%) occupied, as reasonably determined by Landlord; provided, however, that in no event shall Landlord by entitled to collect in excess of one hundred percent (100%) of the total CAM from all of tenants in the Project existing from time to time. Only as provided in items (1) and (2) below, in the event Landlord incurs costs or expenses associated with or relating to separate items or categories or subcategories of CAM which were not part of CAM during the entire Base Year, CAM for the Base Year shall be deemed increased by the amounts Landlord would have incurred during the Base Year with respect to such costs and expenses had such separate items or categories or subcategories of CAM been included in CAM during the entire Base Year. The foregoing shall only apply as follows: (1) in the event any portion of the Project is covered by a warranty at any time during the Base Year, CAM for the Base Year shall be deemed increased by such

amount as Landlord would have incurred during the Base Year with respect to the items or matters covered by the subject warranty, had such warranty not been in effect at the time during the Base Year; and (2) any insurance premium resulting from any new forms of insurance shall be deemed to be included in CAM for the Base Year. CAM for the Base Year shall not include market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, acts of war or terrorism, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages, or amortized costs relating to capital improvements.

4.1.2 "**Taxes**" shall be defined as: all real property taxes, assessments, supplementary taxes, escape taxes, possessory-interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, special taxes, fees and/or charges assessed or otherwise payable under any community facilities district, special service district or any other special taxing district or authority, annual or periodic license or use fees, excises, transit and traffic charges, housing fund assessments, open space charges, childcare fees, school, sewer and parking fees or any other assessments, levies, fees, exactions or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen (including fees "in-lieu" of any such tax or assessment) which are assessed, levied, charged, conferred or imposed by any public authority upon the Project (or any real property comprising any portion thereof) or its operations, together with all taxes, assessments or other fees imposed by any public authority or quasi-public authority upon or measured by any Rent or other charges payable hereunder, including any gross receipts tax or excise tax levied by any governmental authority with respect to receipt of rental income, or upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or documentary transfer taxes upon this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises, together with any tax imposed in substitution, partially or totally, of any tax previously included within the aforesaid definition or any additional tax the nature of which was previously included within the aforesaid definition, together with any and all costs and expenses (including, without limitation, attorneys, administrative and expert witness fees and costs) of challenging any of the foregoing or seeking the reduction in or abatement, redemption or return of any of the foregoing, but only to the extent of any such reduction, abatement, redemption or return. All references to Taxes during a particular year shall be deemed to refer to taxes accrued during such year, including supplemental tax bills regardless of when they are actually assessed and without regard to when such taxes are payable. Taxes shall expressly include one hundred percent (100%) of any increase or supplemental assessments accruing as a result of the construction of the Premises, or any other improvements located on the land underlying the Project. The obligation of Tenant to pay for Taxes (including, without limitation, any supplemental taxes) relating in whole or in part to a part of the Term of this Lease shall survive the expiration or early termination of this Lease. In no event shall Tenant or any of Tenant's employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants (individually, a "**Tenant Party**" and collectively, "**Tenant Parties**") be entitled to file any property tax assessment appeal. Nothing contained in this Lease shall require Tenant to pay any franchise, corporate, estate or inheritance tax of Landlord, or any income, profits or revenue tax or charge upon the net income of Landlord. Taxes for partial years, if any, falling within the Term shall be prorated. Tenant's obligations for Taxes for the last full and/or partial year(s) of the Term shall survive the expiration or early termination of this Lease.

4.1.3 **Personal Property Taxes**. Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant). If any such taxes or assessments are levied against Landlord or Landlord's property, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, and Tenant shall reimburse Landlord therefor within ten (10) business days after demand by Landlord;

provided, however, Tenant, at its sole cost and expense, shall have the right, with Landlord's cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

4.2 "**Estimated Expenses**" for any particular year shall mean Landlord's estimate of CAM and Taxes for a calendar year. As soon as possible for any calendar year, Landlord shall give Tenant notice of the Estimated Expenses for the ensuing calendar year. Tenant shall pay Tenant's Share of the Estimated Expenses that exceed Tenant's Share of CAM and Taxes for the Base Year (the "**Estimated Excess**") with installments of Annual Rent in monthly installments of one-twelfth (1/12th) thereof on the first day of each calendar month during such calendar year. If at any time Landlord reasonably determines that CAM and Taxes are projected to vary from the then Estimated Expenses, Landlord may, by notice to Tenant, revise such Estimated Expenses, and Tenant's monthly installments for the remainder of such calendar year shall be adjusted so that by the end of such calendar year Tenant has paid to Landlord Tenant's Share of the revised Estimated Expenses that exceed Tenant's Share of CAM and Taxes for the Base Year for such year.

4.3 "**CAM and Taxes Adjustment**" (or "**Adjustment**") shall mean the difference between the Estimated Excess and Tenant's Share of CAM and Taxes that exceed Tenant's Share of CAM and Taxes for the Base Year (the "**Actual Excess**") for any calendar year. Landlord shall, within one hundred twenty (120) days after the end of each calendar year, deliver to Tenant a statement of the Actual Excess for such calendar year, accompanied by a computation of the Adjustment (the "**Annual Statement**"). If Tenant's payments of the Estimated Excess for such year are less than the Actual Excess for such year, then Tenant shall pay the difference within thirty (30) days after receipt of such statement. Tenant's obligation to pay such amount shall survive the expiration of the Term or earlier termination of this Lease. If Tenant's payments of the Estimated Excess exceed the Actual Excess for such year, then (provided that Tenant is not in default), Landlord shall apply such excess amount to future installments of the Estimated Excess for the next calendar year or, if the Term has expired or this Lease has terminated, Landlord shall refund such excess to Tenant together with delivery of such statement within thirty (30) days after the expiration or termination of this Lease; provided that if Tenant is in default, Landlord may, but shall not be required to, apply such excess amount to Rent arrearages.

4.4 Within ninety (90) days after receipt of an Annual Statement by Tenant, if Tenant disputes the amount of Actual Excess set forth in such Annual Statement, an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times subject to Landlord's reasonable scheduling requirements, inspect Landlord's records at Landlord's offices; provided that Tenant is not then in default under this Lease and Tenant has paid all amounts required to be paid under such Annual Statement; and further provided that such inspection must be completed within thirty (30) days after Landlord's records are made available to Tenant. Tenant agrees that any records of Landlord reviewed under this Section 4.4 shall constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant or Tenant's accountant. If, within thirty (30) days after the completion of such inspection, Tenant notifies Landlord in writing that Tenant still disputes the amount of Actual Excess set forth in such Annual Statement, then a certification as to the proper amount shall be made, at Tenant's expense, by an independent certified public accountant mutually selected by Landlord and Tenant, which certification shall be final and conclusive; provided, however, if the total amount of CAM and Taxes applicable to the entire Project during the applicable year, as determined by such certification, is determined to have been overstated by more than two percent (2%), then Landlord shall pay the costs associated with the audit and such certification. Tenant's failure (i) to take exception to an Annual Statement within ninety (90) days after Tenant's receipt of such Annual Statement, or (ii) to timely complete its inspection of Landlord's records, or (iii) to timely notify Landlord of any remaining dispute after such inspection shall be deemed to be Tenant's approval of such Annual Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Annual Statement, which Annual Statement shall be

considered final and binding. Notwithstanding anything in this Section 4.4 to the contrary, Tenant may not inspect Landlord's records with respect to any calendar year pursuant to this Section 4.4 more than once during the Term.

4.5 All amounts owing to Landlord under this Lease (excluding Annual Rent, but including CAM and Taxes) shall be due and owing to Landlord as additional rent as provided herein. Annual Rent and any such additional rent are collectively referred to herein as "**Rent**."

5. PERMITTED USES; TENANT COVENANTS AND ACKNOWLEDGMENTS.

5.1 Tenant may use the Premises for the Permitted Use described on the Basic Lease Information and shall not conduct or carry on any other use or business without Landlord's prior written consent (in Landlord's sole and absolute discretion). Without limiting the generality of the foregoing, in no event shall Tenant be permitted to use the Premises in violation of any exclusives described on Exhibit E or the prohibited uses set forth on Exhibit G. Nothing in this Lease shall be construed to grant Tenant an exclusive right to such Permitted Use or any other use.

5.2 Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the "**ADA**") as the same may be amended from time to time, all environmental laws, and any covenants, conditions and restrictions recorded against the Project (the "**CC&Rs**") recorded in any official or public records with respect to the Project or any portion thereof (which CC&Rs shall include, without limitation, the Declaration), and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in or upon, or in connection with, the Premises, all at Tenant's sole expense.

5.3 Tenant shall not do or permit to be done anything which will obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, cause, maintain or permit any nuisance in, on or about the Premises or the Project, or commit or suffer to be committed any waste in, on or about the Premises. In addition, Tenant and Tenant's employees and agents shall not store materials in the Common Area, conduct sidewalk sales, or solicit business in the Common Area, nor shall Tenant distribute any handbills or other advertising matter in the Common Area unless Tenant complies with the exterior operational requirements (the "**Exterior Guidelines**") of Landlord, as same exist from time to time.

5.4 Tenant agrees to comply with and observe the Exterior Guidelines and the rules and regulations shown on Exhibit C. Tenant's failure to keep and observe said rules and regulations shall constitute a breach of the terms of this Lease as if the same were contained herein as covenants. Landlord reserves the right from time to time to amend or supplement said rules and regulations. Notice of such amendments and supplements shall be given to Tenant and Tenant agrees to comply with and observe all such rules and regulations, as revised.

5.5 Tenant shall not allow the Premises to be used for any improper, immoral, unlawful, or objectionable purposes. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Project or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Project or any part thereof; and shall cooperate with Landlord's insurance representatives.

5.6 All signs and graphics of every kind visible in or from public view or corridors, the Common Areas or the exterior of the Premises, whether located inside or outside the Premises, shall be subject to Landlord's prior written approval, which approval may be given or withheld in Landlord's sole discretion,

and shall be subject to all applicable laws, CC&Rs, and in compliance with Landlord's signage program. For purposes hereof, the term "signs and graphics" includes, without limitation, all signs, designs, monuments, logos, banners, projected images, pennants, decals, advertisements, pictures, notices, lettering, graphics and decorations. Use of the roof of the Premises and/or any areas above the ceiling, below the floors or within the walls is reserved to Landlord and Landlord may install utilities, pipes, ducts, conduits, wires, equipment, signs, antenna, displays and other objects and may construct additional stories above or below the Premises. Upon termination of this Lease, Tenant shall remove any signs and repair any damage to the Project caused by the installation and removal thereof, or, at Landlord's option, such signs shall become part of the realty and belong to Landlord without compensation to Tenant with title passing to Landlord under this Lease as by a bill of sale. Subject to Tenant's compliance with the terms of this Section 5.6, Tenant is hereby granted the right to install three (3) building signs in the locations identified on Exhibit J attached hereto (collectively, the "**Building Signs**"). Tenant shall install and maintain the Building Signs in such designated location in accordance with this Section 5.6 at Tenant's sole cost and expense. Tenant has no further right to install signs in any other location in, on or about the Project without Landlord's prior written approval, which may be withheld in Landlord's sole and absolute discretion. If Tenant fails to remove Tenant's sign(s) upon termination of this Lease and repair any damage caused by such removal as set forth above, Landlord may do so at Tenant's sole cost and expense. Tenant agrees to reimburse Landlord for all costs incurred by Landlord to effect any installation, maintenance or removal on Tenant's account, which amount will be deemed additional rent, and may include, without limitation, all sums disbursed, incurred or deposited by Landlord including Landlord's costs, expenses and actual attorneys' fees with interest thereon at the rate of eighteen percent (18%) per annum or the highest rate permitted by law, whichever is lower, from the date of Landlord's demand until paid by Tenant. The Building Signs right granted to Tenant under this Lease is personal to Tenant and may not be assigned, transferred or otherwise conveyed to any assignee or subtenant of Tenant without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. Notwithstanding anything to the contrary contained herein, if Tenant fails to install any Building Sign on or before the date that is twelve (12) months after the Commencement Date (the "**Outside Installation Date**"), Tenant's right to install such Building Sign(s) shall terminate as of the Outside Installation Date and shall thereupon be deemed null and void and of no further force and effect. Further, Tenant shall be entitled, at Landlord's sole cost and expense, to one (1) line on each of the Building or Project directories to display Tenant's name and location in the Building. The location, quality, design, style, and size of such signage shall be consistent with the Landlord's signage program. Any changes to Tenant's directory and/or suite signage shall be at Tenant's sole cost and expense.

5.7 Tenant shall not, and shall not direct, suffer or permit any Tenant Party to, at any time handle, use, manufacture, store or dispose of in or about the Premises or the Project any (collectively "**Hazardous Materials**") flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances including, without limitation, those materials identified in Sections 66680 and 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, as amended from time to time, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition or environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively "**Environmental Laws**"), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Project and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, and subject to Landlord's prior written consent, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner

and never allow such Hazardous Materials to contaminate the Premises, Project and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 30 below) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney's fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 5.8. Such indemnification shall survive the expiration or termination of this Lease.

5.8 "**Common Areas**" shall mean all areas, facilities, utilities, equipment and services provided by Landlord for the non-exclusive common use or benefit of the tenants of the Project and their employees, agents, customers and other invitees (excluding those areas that may be used from time to time by other tenants), including, without limitation: all automobile parking areas, parking garages, Shared Space, pedestrian walkways, malls and courts, driveways and access roads, entrances and exits, truck service ways, loading docks, landscaped areas, stairways, elevators, retaining walls, lobbies, common corridors and hallways, restrooms, comfort and first-aid stations, parcel pick-up stations and all onsite or offsite areas which the owners of the Project are required to maintain under the provisions of applicable governmental requirements. Tenant and its employees and business invitees shall be entitled to use the Common Areas during the Term, in common with Landlord and with other persons authorized by Landlord from time to time to use the Common Areas, subject to the Exterior Guidelines, the CC&Rs and the rules and regulations shown on Exhibit C. Anything in this Lease to the contrary notwithstanding, it is expressly understood and agreed that the designation or use from time to time of portions of the Common Areas shall not restrict Landlord's use of such areas for such purposes as Landlord shall determine. Landlord will operate and maintain the Common Areas in such manner as determined by Landlord in its sole and absolute discretion. Landlord reserves the right to relocate, alter, improve or adjust the size of any Common Areas from time to time, provided however that Landlord shall use reasonable efforts not to materially adversely affect Tenant's use of the Premises. All Common Areas shall at all times be subject to the exclusive control and management of Landlord; and Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to the Project and the Common Areas. Notwithstanding the foregoing, Tenant acknowledges and agrees that a portion of the Common Areas are located within the "Association Property" (as defined in the Declaration) owned by the "Association" (as defined in the Declaration), and the use of such Common Areas shall be expressly subject to the terms and conditions of the CC&R's. Landlord reserves the right to enter the Premises upon one (1) business days' notice to Tenant (except in case of an emergency) and/or to undertake the following: inspect the Premises and/or the performance by Tenant of the terms and conditions thereof; and show the Premises to prospective tenants. Tenant further acknowledges Landlord shall have the right to enter the Premises to install, use, maintain, repair, alter, relocate or replace any Common Areas and any pipes, ducts, conduits, wires, equipment and other facilities in the Project; record covenants, conditions and restrictions ("**CC&Rs**") affecting the Project; change the name of the Project; and affix reasonable signs and displays.

5.9 Parking for the Project shall be subject to that certain Parking Management Plan – VUE Newport, dated December, 2016, a copy of which is attached hereto as Exhibit I, which has been approved by the City (as the same may be amended from time to time, the "**Parking Management Plan**"). Subject to the terms and conditions of the CC&Rs and the Parking Management Plan, Landlord reserves the right to designate parking areas for Tenant and any agents, employees, contractors and invitees of Tenant, and/or to restrict parking areas within the Project with respect to any such parties. Tenant shall comply with such designated or restricted parking areas and shall cause Tenant's agents, employees, contractors and invitees to comply with such designated or restricted parking areas. Tenant shall be responsible for any violation of this provision by Tenant's agents, employees, contractors and invitees. Tenant acknowledges and agrees that Tenant and any agents, employees, contractors and invitees of Tenant may be required to park off-site.

Landlord makes no representation or warranty regarding the location or cost of parking for Tenant and any agents, employees, contractors and invitees of Tenant. Further, Landlord shall have the right to adopt and implement such alternative parking programs as may be necessary to alleviate parking problems during peak traffic periods, including without limitation, valet parking and shuttle services. The use of the parking area shall be subject to the CC&Rs, the Parking Management Plan, the rules and regulations attached hereto as Exhibit C and any other reasonable, nondiscriminatory rules and regulations adopted by Landlord and/or Landlord's parking operators from time to time, including any system for controlled ingress and egress and charging for parking. Tenant shall furnish Landlord with a list of its employees and the license numbers of their vehicles within fifteen (15) days after Landlord requests such information. Tenant shall be responsible for ensuring that its employees comply with all the provisions of this Section and such other parking rules and regulations as may be adopted and implemented by Landlord from time to time, including, but not limited to, systems of validation, shuttle transportation or any other programs which may be deemed necessary or appropriate by Landlord to control, regulate or assist parking by customers of the Project. Promptly following the date of mutual execution and delivery of this Lease, Landlord hereby agrees to install at least two (2) electric vehicle charging stations (collectively, "**Landlord's Charging Stations**") in the parking areas of the Project, at Landlord's sole cost and expense, subject to all applicable laws and the approval of all applicable governmental authorities, and subject to any Tenant Delays and delayed caused by Force Majeure (as defined in Section 42 below). Additionally, within one hundred eighty (180) days following the date that Landlord's Charging Stations are installed, Tenant hereby agrees to install one (1) dual electric vehicle charging station serving Tenant's two (2) reserved parking stalls ("**Tenant's Charging Station**"), at Tenant's sole cost and expense, in accordance with Section 6 below. Following Tenant's installation of Tenant's Charging Station, Landlord shall, as part of CAM to the extent permitted under Section 4.1.1 above, repair and maintain Tenant's Charging Station and pay for the cost of utilities supplied to Tenant's Charging Station.

5.10 Tenant shall rent from Landlord, commencing on the Lease Commencement Date, the number of parking passes set forth in the Basic Lease Information, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facility and shall entitle Tenant and/or its personnel to park one (1) vehicle in one (1) parking space per pass rented. Any such passes for reserved parking spaces shall be at locations in the Project parking facility designated by Landlord, provided that the initial location of Tenant's two (2) reserved parking spaces shall be located adjacent to those parking spaces in which Landlord's Charging Stations are located. Landlord shall have the right to relocate such reserved parking spaces from time to time to a location mutually acceptable to Landlord and Tenant; provided, however, that if Landlord elects to relocate Tenant's reserved parking spaces, Landlord shall be responsible to relocate Tenant's Charging Station to such relocated reserved parking spaces, at Landlord's sole cost and expense. Any such passes for unreserved parking spaces shall be on a first-come, first-serve basis. Tenant shall pay to Landlord for automobile parking passes on a monthly basis $80 for each unreserved parking pass and $175 for each reserved parking space; provided, however, Tenant's obligation to pay the such parking charges for the unreserved parking passes only, with respect to the initial Premises only, shall be conditionally abated during the first eighteen (18) months of the Term (for the avoidance of doubt, Tenant shall remain obligated to pay such parking charges for the reserved parking passes during such period), as set forth in Section 2.4 above. The foregoing abatement shall not apply to any abatement of parking charges for the Must-Take Space Unreserved Parking Passes, which is separately addressed in Section 3.2 above. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. In addition, Tenant shall comply with all applicable governmental resolutions, laws, rules and regulations. The parking passes initially will

not be separately identified; however Landlord reserves the right in its sole and absolute discretion to separately identify by signs or other markings the area to which Tenant's parking passes relate. Landlord shall have no obligation to monitor the use of such parking facility, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to any person. Tenant's parking passes shall be used only for parking of automobiles no larger than full size passenger automobiles, sport utility vehicles or pick-up trucks in connection with Tenant's business operations at the Premises only during the hours that Tenant and/or its personnel are conducting business operations from the Premises. Tenant shall not at any time use more parking spaces in the Project parking facility than the number of parking passes so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project parking facility not designated by Landlord as a non-exclusive parking area. The parking passes rented by Tenant pursuant to this Lease are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval. If any person or entity has the exclusive right to use any particular parking space(s), Tenant shall not use such spaces.

5.11 Tenant agrees not to keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers, agrees to regularly and frequently remove same from the Premises utilizing the common corridors only utilizing carts or similar mechanisms so as to avoid spillage, and agrees to comply with all applicable recycling laws and agrees to utilize the recycling bins provided by Landlord at various refuse disposal locations throughout the Project. Tenant shall keep all containers or other equipment used for storage of such materials in a clean and sanitary condition. Tenant shall properly dispose of all sanitary sewage and shall not use the sewage disposal system for the disposal of anything except sanitary sewage. Tenant shall keep the sewage disposal system free of all obstructions and in good operating condition. If the volume of Tenant's trash becomes excessive in Landlord's judgment, Landlord shall have the right to charge Tenant for additional trash disposal services and/or to require that Tenant contract directly for additional trash disposal services at Tenant's sole cost and expense.

5.12 Subject to the provisions of this Section 5.12 and the CC&Rs, and such additional reasonable rules and regulations as may be promulgated by Landlord from time to time, Tenant shall be permitted to bring non-aggressive, fully domesticated, fully-vaccinated, neutered, trained dogs, of no more than sixty-five (65) pounds, into the Premises (which dogs are owned by the Tenant or its employees) ("**Tenant's Dogs**"). Tenant shall comply with all terms and conditions of the CC&Rs with respect to Tenant's Dogs. Tenant's Dogs shall be strictly controlled and supervised at all times by Tenant's employees. Tenant's Dogs must be on leashes while in any area of the Project outside of the Premises. Within three (3) business days following Tenant's receipt of Landlord's request, Tenant shall provide Landlord with reasonable satisfactory evidence showing that all current vaccinations have been received by the Tenant's Dogs. Tenant's Dogs shall not be brought to the Project if they are ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Project (which diseases may include, but shall not be limited to, rabies, leptospirosis and lyme disease). Tenant shall not permit any objectionable dog-related noises or odors to emanate from the Premises, and in no event shall Tenant's Dogs be at the Project overnight or for any extended period of time. Tenant's Dogs shall not bark excessively or otherwise create a nuisance at the Project. All bodily waste generated by Tenant's Dogs in or about the Project shall be immediately removed and disposed of in trash receptacles designated by Landlord, and any areas of the Project affected by such waste shall be cleaned and otherwise sanitized to a condition consistent with Landlord's commercially reasonable standards applicable thereto. Tenant's Dogs shall not unreasonably interfere with other tenants or those having business in the Project. Landlord shall have the right by written notice to Tenant, at any time, to prevent particular dogs from entering or accessing the Premises if such dogs have violated the terms of this Section 5.12, have previously exhibited dangerously aggressive behavior, or Landlord has received a bona fide complaint from any other party supported by evidence of damage, or a meaningful and unreasonable disruption or nuisance caused by such dog in the Project. Tenant shall pay to Landlord, within ten (10) business days after demand, all reasonable costs incurred by Landlord in

connection with any violation of any of the provisions of this Section 5.12. The indemnification provisions of Article 10 of this Lease shall apply to any claims relating to any of Tenant's Dogs. Without limiting the foregoing, Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney's fees) incurred by reason of any liability incurred by Landlord under the CC&Rs as a result of Tenant's Dogs. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination. The rights of Tenant set forth in this Section 5.12 are personal to the original Tenant executing this Lease, and shall not be included in any assignment of this Lease.

6. ALTERATIONS.

6.1 Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by Article 7 below, without the prior written consent of Landlord, which shall not be unreasonably withheld; provided, however, that if any alteration, addition or improvement would affect the structure of the Building or any systems or equipment serving the Building, or would be visible from the exterior of the Premises or the Building (each, a "**Major Alteration**"), then Landlord may withhold its consent in its sole and absolute discretion. Notwithstanding the foregoing, Landlord's consent shall not be required for any interior, cosmetic alteration, addition or improvement within the Premises that is not a Major Alteration, and that is in a total amount less than Ten Thousand Dollars ($10,000.00), provided that any such cosmetic alteration, addition or improvement is subject to all of the other terms and conditions of this Article 6. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements.

6.2 In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made using a contractor selected by Landlord ("**Landlord's Contractor**"), unless Landlord agrees otherwise, at Tenant's sole cost and expense. If Tenant shall employ any contractor other than Landlord's Contractor and such other contractor or any subcontractor of such other contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor. In any event Landlord may charge Tenant a reasonable charge to cover its overhead as it relates to such proposed work.

6.3 All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all government laws, ordinances, rules and regulations and Tenant shall, prior to construction, provide the additional insurance required under Article 11 below in such case, and also all such assurances to Landlord, including but not limited to, waivers of lien, surety company performance bonds and personal guaranties of individuals of substance as Landlord shall require to assure payment of the costs thereof and to protect Landlord and the Project and appurtenant land against any loss from any mechanic's, materialmen's or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4 above, any increase in Taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord's election said sums shall be paid in the same way as sums due under Article 4 above.

6.4 All alterations, additions, and improvements in, on, or to the Premises made or installed by Tenant, including carpeting, shall be and remain the property of Tenant during the Term but, excepting furniture, furnishings, movable partitions of less than full height from floor to ceiling and other trade fixtures, shall become a part of the realty and belong to Landlord without compensation to Tenant upon the expiration or sooner termination of the Term, at which time title shall pass to Landlord under this Lease as

by a bill of sale, unless Landlord elects otherwise. Upon such election by Landlord, Tenant shall upon demand by Landlord, at Tenant's sole cost and expense, forthwith and with all due diligence remove any such alterations, additions or improvements which are designated by Landlord to be removed, and Tenant shall forthwith and with all due diligence, at its sole cost and expense, repair and restore the Premises to their original condition, reasonable wear and tear and damage by fire or other casualty excepted.

7. REPAIR.

7.1 Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except as specified in Exhibit B if attached to this Lease and except that Landlord shall, as part of CAM to the extent permitted under Section 4.1.1 above, repair and maintain the following portions of the Project, but only to the extent the same is the responsibility of a "Commercial Owner" (as defined in the Declaration) pursuant to the Declaration: structural portions of the roof, foundation and exterior wall of the Project, including the basic plumbing, air conditioning, heating and electrical systems which do not serve the Premises exclusively; provided, however, that Tenant shall reimburse Landlord within ten (10) days after Landlord's demand therefor, the cost of repairs to the roof, foundation, floor slab, and/or exterior wall of the Project caused or created by Tenant or any Tenant Party. Notwithstanding the foregoing, Tenant acknowledges and agrees that Landlord shall not be responsible to alter, remodel, improve, repair, decorate or paint any portion of the Project that is the Association's responsibility pursuant to the Declaration, and Landlord shall have no liability under this Lease with respect thereto. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Project have been made by Landlord to Tenant, except as specifically set forth in this Lease. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.2 Tenant shall, at all times during the Term, keep the Premises in good condition and repair and in accordance with the standards set forth in the Declaration, including windows, glass and plate glass, doors, skylights and special store entries, interior walls and finish work, floors and floor coverings, electrical systems and fixtures, plumbing work and fixtures and heating, ventilating and air conditioning equipment, excepting damage by fire, or other casualty, and in compliance with all applicable governmental laws, ordinances and regulations, promptly complying with all governmental orders and directives for the correction, prevention and abatement of any violations or nuisances in or upon, or connected with, the Premises, all at Tenant's sole expense. Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing all heating and air conditioning systems and equipment serving the Premises (and a copy thereof shall be furnished to Landlord). The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within thirty (30) days of the date Tenant takes possession of the Premises. Landlord may, upon notice to Tenant, enter into such a maintenance/service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord's overhead.

7.3 Except as provided in Article 22 below, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or to fixtures, appurtenances and equipment in the Project. Except to the extent, if any, prohibited by law, Tenant waives the right to make repairs at Landlord's expense under any law, statute or ordinance now or hereafter in effect.

8. LIENS. Tenant shall keep the Premises, the Project and appurtenant land and Tenant's leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, either cause the same to be released of record by bond or otherwise, or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept, Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by Landlord in connection therewith shall be considered additional rent and shall be payable to Landlord by Tenant on demand with interest at the rate of eighteen percent (18%) per annum or the highest rate permitted by law, whichever is lower.

9. ASSIGNMENT AND SUBLETTING.

9.1 Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy, without the prior written consent of Landlord, and said restrictions shall be binding upon any and all assignees of this Lease and subtenants of the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least sixty (60) days but no more than one hundred eighty (180) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed tenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial reports and other relevant financial information of the proposed subtenant or assignee. Upon receipt of Tenant's notice, Landlord shall provide Tenant with a credit check authorization form to be completed and executed by the proposed subtenant or assignee and returned to Landlord. Tenant shall pay Landlord's reasonable fees and costs incurred in connection with any proposed assignment or sublease (including, without limitation, fees and costs in connection with the review of such documentation, making investigations as to the acceptability of the proposed assignee or subtenant, and attorneys' fees and costs) (provided that any attorneys' fees shall be capped at One Thousand Five Hundred Dollars ($1,500.00) for each proposed assignment or sublease), whether or not Landlord's consent thereto is given.

9.2 Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant's obligations under this Lease.

9.3 In addition to Landlord's right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting for all of the Premises for all of the remainder of the Term, or any proposed assignment of this Lease, to terminate this Lease as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice given by Landlord to Tenant within thirty (30) days following Landlord's receipt of Tenant's written notice as required above. If this Lease shall be terminated pursuant to this Section, the Term of this Lease shall end on the date stated in Tenant's notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term.

9.4 In the event that Tenant sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below) when and as such Increased Rent is received by Tenant. As used in this Section, "**Increased Rent**" shall mean the excess of (i) all rent and other consideration which Tenant is entitled to receive by reason of any sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time. When calculating any Increased Rent, Tenant shall be permitted to deduct any reasonable out of pocket expenses related to such sublease and/or assignment for brokerage fees, improvements, abatement and any other reasonable inducements provided as part of the sublease/assignment terms. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith.

9.5 Notwithstanding any other provision hereof, Tenant shall have no right to make (and Landlord shall have the absolute right to refuse consent to) any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant's notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured default of Tenant or matter which will become a default of Tenant with passage of time unless cured, or if the proposed assignee or sublessee is an entity: (a) with which Landlord is already in negotiation as evidenced by the issuance of a written proposal; (b) is already an occupant of the Project unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) is incompatible with the character of occupancy of the Project; (e) in Landlord's reasonable judgment, whose financial worth and creditworthiness is not consistent with its current rental practices; or (f) would subject the Premises to a use which would: (i) involve material increased wear upon the Project; (ii) violate any exclusive right granted to another tenant of the Project; (iii) require any addition to or modification of the Premises or the Project in order to comply with building code or other governmental requirements; or, (iv) involve a violation of Section 5.7 above. Tenant expressly agrees that Landlord shall have the absolute right to refuse consent to any such assignment or sublease and that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord such refusal shall be reasonable.

9.6 Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.

10. INDEMNIFICATION. None of the Landlord Entities, including Landlord, shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Project by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Project not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the sole gross negligence of Landlord or its agents, employees or contractors. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney's fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Project to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Party to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant's failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

11. INSURANCE.

11.1 Tenant acknowledges and agrees that the Association shall maintain insurance in accordance with the requirements of the Declaration, which insurance costs shall be included in CAM. Further, Landlord may maintain commercial general liability insurance and insurance through individual or blanket policies insuring the condominium unit in which the Premises is located (the "**Unit**") against fire and extended coverage (including, if Landlord elects, "all risk" coverage, earthquake/volcanic action, terrorism, flood and/or surface water insurance) for the full replacement cost of the Unit, with deductibles and the form and endorsements of such coverage as selected by Landlord, together with rental abatement insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least twelve (12) months commencing on the date of loss; provided, Landlord reserves the right to self-insure with respect to any such coverage. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine. Such insurance costs shall be included in CAM.

11.2 Tenant shall keep in force throughout the Term:

11.2.1 A policy of commercial general liability insurance (occurrence form), having limits of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) aggregate per location if Tenant has multiple locations, providing coverage for, among other things, blanket contractual liability for both oral and written contracts, owners and contractors protective, premises and operations and all Common Areas (including, without limitation, parking areas), personal and advertising injury, and products/completed operations with an "Additional Insured-Managers or Lessors of Premises Endorsement" that specifically identifies the designated premises to include all Common Areas (including, without limitation, all parking areas), in addition to the address and suite number of the Premises, and containing the "Amendment of the Pollution Exclusion Endorsement" for damage caused by heat, smoke or fumes from a hostile fire, and personal and advertising injury coverage, and, if necessary, Tenant shall provide for restoration of the aggregate limit and provide that the policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an "insured contract" for the performance of Tenant's indemnity obligations under this Lease;

11.2.2 Commercial automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance, or use of any owned, hired, borrowed or non-owned automobiles;

11.2.3 Workers' compensation insurance having limits not less than those required by applicable state statute and federal statute and covering all persons employed by Tenant in the conduct of its operations on the Premises (including the all states endorsement and, if applicable, the volunteers endorsement), together with employer's liability insurance coverage in the amount of at least One Million Dollars ($1,000,000) each accident for bodily injury by accident and One Million Dollars ($1,000,000) each employee for bodily injury by disease;

11.2.4 Umbrella liability insurance on an occurrence basis, with minimum limits of not less than Three Million Dollars ($3,000,000) combined single limit and aggregate limit, in excess of and following the form of the underlying insurance described in Sections 11.2.1, 11.2.2 and 11.2.3 above which is at least as broad as each and every area of the underlying policies. Such umbrella liability insurance shall include pay on behalf of wording, concurrency of effective dates with primary policies, blanket contractual liability, application of primary policy aggregates, and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The amounts of insurance required in Sections 11.2.1, 11.2.2, 11.2.3 and 11.2.4 may be satisfied by purchasing coverage for the limits specified

or by any combination of underlying and umbrella limits, so long as the total amount of insurance is not less than the limits specified in each of Sections 11.2.1, 11.2.2 and 11.2.3 above when added to the limit specified in this Section 11.2.4;

11.2.5 "All risk" property insurance including boiler and machinery comprehensive form, if applicable, including coverage for vandalism, malicious mischief and sprinkler leakage, covering damage to or loss of any of the personal property, fixtures, equipment, merchandise, inventory, improvements and alterations of Tenant or any Tenant Party (collectively "**Tenant's Property**") in an amount equal to the full replacement cost thereof (Tenant shall redetermine the same as frequently as necessary to comply herewith), and including business interruption coverage for a period of not less than twelve (12) months, together with, if the property of Tenant's invitee is to be kept in the Premises, warehouser's legal liability or bailee customers insurance for the full replacement cost of the property belonging to invitee and located in the Premises;

11.2.6 Tenant shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings for a period of not less than twelve (12) months attributable to all peril commonly insured against by prudent lessees in the business of Tenant or attributable to prevention of access to the Premises as a result of such perils;

11.2.7 Any other forms of insurance Landlord may require from time to time, in form and amounts and for insurance risks against which a prudent tenant of comparable size and in a comparable business would protect itself.

11.3 Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises ("**Work**") the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation, including liability arising under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

11.4 All policies of insurance required of Tenant herein shall be issued by insurance companies with a general policy holder's rating of not less than "A" and a financial rating of not less than Class "X", as rated in the most current available "Best's Key Rating Guide", and which are qualified to do business in the State of California. All such policies, except for the Workers' Compensation coverage, shall name and shall be for the mutual and joint benefit and protection of Landlord, Tenant and Landlord's agents and mortgagee(s) or beneficiary(ies) as additional insureds. The policies described in subsection 11.2.5 above shall also name Landlord and Landlord's mortgagee(s) or beneficiary(ies) as loss payees, and Landlord shall furnish to Tenant the names and addresses of such mortgagee(s) and beneficiary(ies). Executed copies of the policies of insurance or certificates thereof shall be delivered to Landlord prior to Tenant, its agents or employees entering the Premises for any purpose. Thereafter, executed copies of renewal policies or certificates thereof shall be delivered to Landlord within thirty (30) days prior to the expiration of the term of each policy. All policies of insurance delivered to Landlord must contain a provision that the company writing the policy will give to Landlord thirty (30) days' prior written notice of any cancellation or lapse or the effective date of any reduction in the amounts of insurance. All policies required of Tenant herein shall be endorsed to read that such policies are primary policies and any insurance carried by Landlord or Landlord's property manager shall be noncontributing with such policies. No policy required to be maintained by Tenant shall have a deductible greater than Twenty-Five Thousand Dollars ($25,000) unless approved in writing by Landlord.

11.5 If Tenant refuses or neglects to secure and maintain insurance policies complying with the provisions of this Article 11, or to provide copies of policies or certificates or copies of renewal policies or

certificates within the time provided in Section 11.4 above, Landlord may, after providing written notice to Tenant of its intention to do so, secure the appropriate insurance policies and Tenant shall pay, upon thirty (30) days following demand, the cost of same to Landlord, as additional rent.

12. **WAIVER OF SUBROGATION**. So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

13. **SERVICES AND UTILITIES**. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges and other utilities and services used on or from the Premises, together with any taxes, penalties and surcharges or the like pertaining thereto and any maintenance charges for utilities, all of which shall be separately metered to the Premises. Tenant agrees that upon request from Landlord, Tenant shall provide Landlord with any energy usage data for the Premises, including, without limitation, copies of utility bills for the Premises. Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises.

14. **HOLDING OVER**. Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the following rates (as applicable, "**Holdover Rate**"): (1) for the initial thirty (30) days of such holding over, the Holdover Rate shall be one hundred twenty-five percent (125%) of (i) the amount of the Annual Rent for the last period prior to the date of such termination, plus (ii) Tenant's Share of CAM and Taxes under Article 4; and (2) from and after the initial thirty (30) days of such holding over, the Holdover Rate shall be one hundred fifty percent (150%) of (i) the amount of the Annual Rent for the last period prior to the date of such termination, plus (ii) Tenant's Share of CAM and Taxes under Article 4. The Holdover Rate shall be prorated on a daily basis. In addition to the Holdover Rate, Tenant shall also pay all damages sustained by Landlord by reason of such retention. If Landlord gives notice to Tenant of Landlord's election to that effect, such holding over shall constitute renewal of this Lease on a month to month basis at the Holdover Rate, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In any event, no provision of this Article 14 shall be deemed to waive Landlord's right of reentry or any other right under this Lease or at law.

15. **SUBORDINATION**. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to any ground or underlying leases and to the lien of any mortgages, deeds to secure debt or deeds of trust now or hereafter placed on, against or affecting the Project, or Landlord's interest or estate in the Project; provided, however, that if the lessor, mortgagee, trustee, or holder of any such mortgage, deed to secure debt or deed of trust elects to have Tenant's interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver upon demand such further instruments evidencing such subordination or superiority of this Lease as may be required by Landlord.

16. **REENTRY BY LANDLORD**. Landlord reserves and shall at all times have the right to re-enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant under this Lease, to show said Premises to prospective purchasers, mortgagees or tenants, and to alter, improve or repair the Premises and any portion of the Project, without abatement of Rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall,

ceiling or floor in and through the Project and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 16. Tenant agrees to reimburse Landlord, on demand, as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease.

17. DEFAULT.

17.1 Except as otherwise provided in Article 19 below, the following events shall be deemed to be **"Events of Default"** under this Lease:

17.1.1 Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the Rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) business days after written notice that such payment was not made when due, but if any such notice shall be given, for the twelve (12) month period commencing with the date of such notice, the failure to pay within five (5) business days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default, without notice.

17.1.2 Tenant shall fail to comply with any term, provision or covenant of this Lease or the CC&Rs which is not provided for in another Section of this Article and shall not cure such failure within twenty (20) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant; provided, however, that if the nature of the obligation is such that more than twenty (20) days are required for performance, then Tenant shall not be in default if Tenant commences performance within ten (10) business days and thereafter diligently prosecutes the same to completion.

17.1.3 Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant's right to possession only.

17.1.4 Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

17.1.5 A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry thereof.

17.2 Landlord shall not be in default under this Lease unless Landlord fails to perform an obligation required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord, specifying the nature of the alleged default; provided, however, that if the nature of the obligation is such that more than thirty (30) days are required for performance, then Landlord shall not

be in default if Landlord commences performance within fifteen (15) business days and thereafter diligently prosecutes the same to completion. Except for the other provisions of this Lease that limit or restrict Tenant's remedies, Tenant's sole and exclusive remedy for Landlord's default shall be an action for damages limited to Tenant's direct, out-of-pocket losses. In no event shall Landlord be liable or responsible for any consequential, incidental or special damages. Tenant acknowledges and agrees that the remedy provided by this Section 17.2 is exclusive, and Tenant hereby irrevocably and unconditionally waives any and all other remedies, at law or in equity, including, without limitation, any action seeking specific performance, injunctive or other equitable relief or any action that would or could create a lien on the Project or any portion thereof. Notwithstanding anything in this Lease to the contrary, Landlord shall not be responsible to Tenant for the non-compliance with the Declaration by any other party, including, without limitation, the Association.

18. REMEDIES.

18.1 Upon the occurrence of any of the Events of Default described or referred to in Article 17 above, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

18.1.1 Landlord may, at its election, terminate this Lease or terminate Tenant's right to possession only without terminating this Lease, and on or before such date all arrears of Rent and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other Events of Default at the time existing shall have been fully remedied to the satisfaction of Landlord.

18.1.1.1 Following termination, without prejudice to other remedies Landlord may have, Landlord may (i) peaceably re-enter the Premises upon voluntary surrender by Tenant or remove Tenant therefrom and any other persons occupying the Premises, using such legal proceedings as may be available; (ii) repossess the Premises or relet the Premises or any part thereof for such term (which may be for a term extending beyond the Term), at such rental and upon such other terms and conditions as Landlord in Landlord's sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises; and (iii) remove all personal property therefrom.

18.1.1.2 Landlord shall have all the rights and remedies of a landlord provided by applicable law, including the right to recover from Tenant: (a) the worth, at the time of award, of the unpaid Rent that had been earned at the time of termination, (b) the worth, at the time of award, of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided, (c) the worth, at the time of award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided, and (d) any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant's default. The phrase "worth, at the time of award," as used in (a) and (b) above, shall be computed at the Applicable Interest Rate (defined below), and as used in (c) above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

18.1.1.3 Landlord shall have the remedy set forth in California Civil Code Section 1951.4 (i.e., "The lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations)").

18.1.2 Even though an Event of Default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession; and Landlord may enforce all of Landlord's rights and remedies under this Lease, including the right to recover Rent as it becomes due. Landlord, without terminating this Lease, may, during the period Tenant is in default, enter the Premises and relet the same, or any portion thereof, to third parties for Tenant's account and Tenant shall be liable to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers' commissions, expenses of remodeling the Premises and like costs. Reletting may be for a period shorter or longer than the remaining Term. Tenant shall continue to pay the Rent on the date the same is due. No act by Landlord hereunder, including acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord's interest under this Lease, shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. In the event that Landlord elects to relet the Premises, the rent that Landlord receives from reletting shall be applied to the payment of, first, any indebtedness from Tenant to Landlord other than Annual Rent, Tenant's Share of CAM and Tenant's Share of Taxes; second, all costs, including maintenance, incurred by Landlord in reletting; and, third, Annual Rent, Tenant's Share of CAM and Tenant's Share of Taxes under this Lease. After deducting the payments referred to above, any sum remaining from the rental Landlord receives from reletting shall be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event, and notwithstanding anything in Articles 17 and 18 of this Lease to the contrary, shall Tenant be entitled to any excess rent received by Landlord. If, on the date Rent is due under this Lease, the rent received from the reletting is less than the Rent due on that date, Tenant shall pay to Landlord, in addition to the remaining Rent due, all costs, including maintenance, which Landlord incurred in reletting the Premises that remain after applying the rent received from reletting as provided hereinabove. So long as this Lease is not terminated, Landlord shall have the right to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and new or existing subleases and to add to the Rent payable hereunder all of Landlord's reasonable costs in so doing, with interest at the Applicable Interest Rate from the date of such expenditure. As used herein, the **"Applicable Interest Rate"** means the rate per annum equal to the prime interest rate published from time to time by the Wall Street Journal plus two (2) percentage points (but in no event to exceed the maximum lawful rate) from the date such amount was originally due to and including the date of payment

Each right and remedy of Landlord provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and shall not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction of full payment of Rent; and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue other remedies.

19. TENANT'S BANKRUPTCY OR INSOLVENCY.

19.1 If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a **"Debtor's Law"**):

19.1.1 Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant's assets (each a **"Tenant's Representative"**) shall have no greater right to assume or make and Assignment of this Lease or any interest in this Lease, or to Sublease any of the Premises than accorded to Tenant in Article 10, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor's Law. Without limitation of the generality of the foregoing, any right of any Tenant's Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

19.1.1.1 Such Debtor's Law shall provide to Tenant's Representative a right of assumption of this Lease which Tenant's Representative shall have timely exercised and Tenant's Representative shall have fully cured any default of Tenant under this Lease.

19.1.1.2 Tenant's Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of Rent an amount equal to the larger of: (a) three month's Rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant's Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant's Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant's obligations under this Lease.

19.1.1.3 The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

19.1.1.4 Landlord shall have, or would have had absent the Debtor's Law, no right under Article 10 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

20. QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

21. DAMAGE AND DESTRUCTION.

21.1 If the Premises should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice to Landlord. If the substantial completion of the repair or restoration of the damage or destruction caused by such fire or other casualty does not occur within ninety (90) days following such fire or other casualty, then within ninety (90) days after the occurrence of such fire or other casualty, Landlord shall deliver written notice (the "**Casualty Repair Estimate Notice**") to Tenant of Landlord's good faith estimate of the time required for substantial completion of such repair or restoration.

21.2 If it is estimated in the Casualty Repair Estimate Notice that the substantial completion of the repair or restoration of the Premises shall occur within two hundred seventy (270) days after the occurrence of the applicable fire or other casualty, then this Lease shall not terminate and, provided that insurance proceeds are available to fully repair the damage, Landlord shall repair the Premises, except that Landlord shall not be required to rebuild, repair or replace Tenant's Property which may have been placed in, on or about the Premises by or for the benefit of Tenant, or any portion of the Project which is the Association's responsibility pursuant to the Declaration. If Tenant is required to vacate all or a portion of the Premises during Landlord's repair thereof, then the Annual Rent, Tenant's Share of Taxes and Tenant's Share of CAM payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that

Tenant is so required to vacate (i.e., the number of usable square feet of the Premises that Tenant is so required to vacate compared to the total usable square footage of the Premises) from the date Tenant vacates all or a portion of the Premises that was damaged only to the extent rental abatement insurance proceeds are received by Landlord and only during the period the Premises are unfit for occupancy, provided that if Tenant is required to vacate more than twenty-five percent (25%) of the Premises during Landlord's repair thereof and Tenant is unable to and does not operate its business from the remaining portion of the Premises during such period of repair, then the Annual Rent, Tenant's Share of Taxes and Tenant's Share of CAM payable hereunder shall be fully abated from the date Tenant vacates all of the Premises only to the extent rental abatement insurance proceeds are received by Landlord and only during the period the Premises are unfit for occupancy.

21.3 If it is estimated in the Casualty Repair Estimate Notice that the substantial completion of the repair or restoration of the Premises shall not occur within two hundred seventy (270) days after the occurrence of the applicable fire or other casualty, then Landlord may terminate this Lease by giving written notice within ten (10) days after Landlord's delivery of the Casualty Repair Notice; and this Lease shall terminate and the Rent shall be abated from the date Tenant vacates the Premises. In the event that Landlord does not elect to terminate this Lease, Landlord shall promptly commence and diligently prosecute to completion the repairs to the Premises, provided insurance proceeds are available to repair the damage (except that Landlord shall not be required to rebuild, repair or replace Tenant's Property which may have been placed in, on or about the Premises by or for the benefit of Tenant, or any portion of the Project which is the Association's responsibility pursuant to the Declaration). If Tenant is required to vacate all or a portion of the Premises during Landlord's repair thereof, then the Annual Rent, Tenant's Share of Taxes and Tenant's Share of CAM payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that Tenant is so required to vacate (i.e., the number of usable square feet of the Premises that Tenant is so required to vacate compared to the total usable square footage of the Premises) from the date Tenant vacates all or a portion of the Premises that was damaged only to the extent rental abatement insurance proceeds are received by Landlord and only during the period the Premises are unfit for occupancy, provided that if Tenant is required to vacate more than twenty-five percent (25%) of the Premises during Landlord's repair thereof and Tenant is unable to and does not operate its business from the remaining portion of the Premises during such period of repair, then the Annual Rent, Tenant's Share of Taxes and Tenant's Share of CAM payable hereunder shall be fully abated from the date Tenant vacates all of the Premises only to the extent rental abatement insurance proceeds are received by Landlord and only during the period the Premises are unfit for occupancy.

21.4 Notwithstanding any other provisions hereof, if the Premises shall be damaged within the last year of the Term, and if the cost to repair or reconstruct the portion of the Premises which was damaged or destroyed shall exceed $10,000, then, irrespective of the time necessary to complete such repair or reconstruction, Landlord shall have the right, in its sole discretion, to terminate this Lease effective upon the occurrence of such damage, in which event the Rent shall be abated from the date Tenant vacates the Premises. The foregoing right shall be in addition to any other right and option of Landlord under this Section 21.

21.5 If the Premises is damaged resulting from the negligence or breach of this Lease by Tenant or any of the Tenant Parties, Rent shall not be reduced during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair caused thereby to the extent such cost is not covered by insurance proceeds received by Landlord.

21.6 In the event that the Premises is damaged to the extent Tenant is unable to use the Premises and such damage is not covered by insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right at Landlord's option either (i) to repair such damage as

soon as reasonably possible at Landlord's expense, or (ii) to give written notice to Tenant within sixty (60) days after the date of the occurrence of such damage of Landlord's intention to terminate this Lease as of the date of the occurrence of such damage. With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair, Tenant waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by applicable laws.

22. EMINENT DOMAIN.

22.1 If all of the Premises is condemned by eminent domain, inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose ("**Condemned**"), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination. If any portion of the Premises is Condemned and such partial condemnation materially impairs Tenant's ability to use the Premises for Tenant's business as reasonably determined by Landlord, Landlord shall have the option of either (i) relocating Tenant to comparable space within the premises owned by Landlord or (ii) terminating this Lease as of the earlier of the date title vests in the condemning authority or as of the date an order of immediate possession is issued and Rent shall be adjusted to the date of termination. If such partial condemnation does not materially impair Tenant's ability to use the Premises for the business of Tenant, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, excluding the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting or order of immediate possession, Rent shall be adjusted as reasonably determined by Landlord.

22.2 If the Premises are wholly or partially Condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to recover from the condemning authority such compensation as may be separately awarded to Tenant in connection with costs in removing Tenant's merchandise, furniture, fixtures, leasehold improvements and equipment to a new location. No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment. Landlord and Tenant hereby waive the provisions of any statutes or court decisions which provide a party to a lease with a right to abatement of rent or termination of the lease or establish the manner of allocation of the condemnation award when leased property is condemned or taken and agree that such event shall be exclusively governed by the terms of this Lease. In the event of a temporary condemnation not extending beyond the Term, this Lease shall remain in effect, Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord's property. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding section. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant with respect to the surrender of the Premises.

23. SALE BY LANDLORD. In event of a sale or conveyance, whether voluntary or involuntary, by Landlord of the Project and/or the Premises, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 23, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord's successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

24. ESTOPPEL CERTIFICATES. Within ten (10) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant's statement; and (e) such other matters as may be requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 24 may be relied upon by any mortgagee, beneficiary or purchaser and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such ten (10) day period Landlord or Landlord's beneficiary or agent may execute and deliver such certificate on Tenant's behalf, and that such certificate shall be fully binding on Tenant.

25. SURRENDER OF PREMISES.

25.1 Tenant shall, at least thirty (30) days before the last day of the Term, arrange to meet Landlord for a joint inspection of the Premises. In the event of Tenant's failure to arrange such joint inspection to be held prior to vacating the Premises, Landlord's inspection at or after Tenant's vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant's responsibility for repairs and restoration.

25.2 At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all improvements or additions upon or belonging to the same, by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty. Tenant may, and at Landlord's request shall, at Tenant's sole cost, remove upon termination of this Lease, any and all furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling, free-standing cabinet work, trade fixtures, cabling installed by or at the request of Tenant that is not contained in protective conduit or metal raceway, and other property installed by Tenant, title to which shall not be in or pass automatically to Landlord upon such termination, repairing all damage caused by such removal. Property not so removed shall, unless requested to be removed, be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale. All other alterations, additions and improvements in, on or to the Premises shall be dealt with and disposed of as provided in Article 7 hereof.

25.3 All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. In the event that Tenant's failure to perform prevents Landlord from releasing the Premises, Tenant shall continue to pay Rent pursuant to the provisions of Article 15 above until such performance is complete. Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount, as estimated by Landlord, necessary to repair and restore the Premises as provided in this Lease and/or to discharge Tenant's obligation for unpaid amounts due or to become due to Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.

26. NOTICES. All notices to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or delivered by personal or courier delivery, nationally-

recognized overnight delivery service, or sent by facsimile, electronically confirmed (immediately followed by one of the preceding methods), to Landlord's Address or Tenant's Address, as the case may be, as set forth in the Basic Lease Information, or to such other place as Landlord or Tenant may designate in a written notice given to the other party. Notices shall be deemed served upon the first attempted delivery by the U.S. Postal Service, the courier or a recognized overnight delivery service, or upon receipt of the facsimile prior to 5 p.m. on any business day, or, if receipt is after 5 p.m., on the next business day.

27. INTENTIONALLY DELETED.

28. INTENTIONALLY DELETED.

29. DEFINED TERMS AND HEADINGS. The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following "**Landlord Entities**", being Landlord, Landlord's investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any option granted to Landlord shall also include or be exercisable by Landlord's trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms "Tenant" and "Landlord" or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. Tenant hereby accepts and agrees to be bound by the figures for the square footage of the Premises shown on the Basic Lease Information.

30. TENANT'S AUTHORITY. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Project is located, that the corporation has full right and authority to enter into this Lease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Tenant signs as a partnership, trust or other legal entity, each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the state and that such entity on behalf of the Tenant was authorized to do so by any and all appropriate partnership, trust or other actions. Tenant agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Lease.

31. COMMISSIONS. Landlord and Tenant acknowledge that Tenant is represented in this transaction by Savills Studley ("**Tenant's Broker**"), and that Landlord is represented in this transaction by Redwood West ("**Landlord's Broker**"), and that Landlord shall be responsible for the real estate commissions payable to both Tenant's Broker and Landlord's Broker, with said commissions to be documented by an agreement which shall be separate from this Lease by Landlord with each such broker. Except for Tenant's Broker and Landlord's Broker, each of the parties hereto represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease. Each party hereto hereby indemnifies the other, and holds the other harmless, from and against any and all loss, cost, damage or expense, including, but not limited to, court costs and attorneys' fees, incurred by a party hereto as a result of or in connection with a claim for a brokerage fee or a commission due, if such claim is made by, through or under the other party hereto.

32. TIME AND APPLICABLE LAW. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Project is located.

33. SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 9 above, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

34. ENTIRE AGREEMENT. This Lease together with all exhibits and addendum hereto sets forth all the agreements between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein.

35. EXAMINATION NOT OPTION. Submission of this Lease to Tenant for examination or negotiation does not constitute an option to lease, offer to lease or a reservation of, or option for, the Premises; and this document shall become effective and binding only upon the execution and delivery hereof by Landlord and Tenant. This Lease may be executed in one or more counterparts and delivered by electronic transmission (e.g., PDF), each of which shall constitute an original and all of which shall be one and the same agreement.

36. RECORDATION. Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord (in Landlord's sole and absolute discretion), and then shall pay all charges and taxes incident to such recording or registration.

37. LIMITATION OF LANDLORD'S LIABILITY. Redress for any claims against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord's interest in the Premises. The obligations of Landlord under this Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager. In addition, in the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease accruing after the date of such transfer or conveyance.

38. ENFORCEABILITY. If for any reason whatsoever any of the provisions hereof shall be void, unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

39. USE OF NAME. Tenant acknowledges and agrees that the names "Vue Newport Beach" and all variations thereof, are proprietary to Landlord. Tenant shall not use any such name or any variation thereof or identify Landlord in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or use any trademark, service mark, trade name or symbol of Landlord or that is associated with it, without Landlord's prior written consent, which may be given or withheld in Landlord's sole discretion. Notwithstanding the foregoing, Tenant may use the term "Vue Newport Beach" only to identify the location of the Premises.

40. PAYMENT OF RENT BY ELECTRONIC FUNDS TRANSFER. Tenant acknowledges and agrees that Landlord, at its election, may require Tenant to pay the Rent due under this by (i) wire transfer of immediately available funds to an account specified by Landlord; such transfer to be confirmed by Landlord's accounting department upon written request by Tenant or (ii) by electronic funds transfer or other similar system (such as Automated Clearing House) (as applicable "**EFT**"). Landlord agrees to provide Tenant with the forms and information necessary to make payments by EFT thirty (30) days prior to the Commencement Date.

41. FINANCIAL STATEMENTS. Upon ten (10) days prior written request from Landlord, Tenant shall deliver to Landlord a current financial statement of Tenant and any guarantor of this Lease, and audited financial statements for the prior two (2) calendar years. Such statements shall be prepared in accordance

with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual), by an authorized officer or general partner of Tenant (if Tenant is a corporation or partnership, respectively), or by the managing member of Tenant (if Tenant is a limited liability company).

42. **FORCE MAJEURE**. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, acts of terrorism, inability to obtain services, labor, or materials or reasonable substitutes therefor, civil commotions, fire or other casualty, earthquakes, power outages, utility shut downs, flooding, acts of government (such as but necessarily limited to a police order lock down of the Premises or imposition of curfew), and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant's obligations under Article 5 of this Lease (collectively, "**Force Majeure**"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure. For the avoidance of doubt, in no event shall the financial inability of a party constitute Force Majeure.

43. **CALIFORNIA ACCESSIBILITY DISCLOSURE**. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Premises nor the Must-Take Space has undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Must-Take Space, Building and/or Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (a) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Commencement Date; (b) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00AM and 5:00PM on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Must-Take Space, Building or Project in any way, and (4) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the "**CASp Reports**") and all other costs and expenses in connection therewith; (c) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (d) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises and Must-Take Space to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (e) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards

relating to those items of the Building and Project located outside the Premises and Must-Take Space that are Landlord's obligation to repair pursuant to the express terms of this Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.

44. CALIFORNIA HAZARDOUS MATERIALS DISCLOSURE. California law requires landlords to disclose to tenants the existence of certain Hazardous Materials. Accordingly, the existence of gasoline and other automotive fluids, asbestos containing materials, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items must be disclosed. Gasoline and other automotive fluids are found in the parking areas of the Project. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Project are found in the utility areas of the Project not generally accessible to Project occupants or the public. Many Project occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain Hazardous Materials. Certain adhesives, paints and other construction materials and finishes used in portions of the Project may contain Hazardous Materials. The Project may from time to time be exposed to tobacco smoke. Project occupants and other persons entering the Project from time to time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain Hazardous Materials. By its execution of this Lease, Tenant acknowledges that the notice set forth hereinabove shall constitute the notice required under California Health and Safety Code Section 25915.

45. PROHIBITED USE. Tenant agrees that neither the Premises nor any portion of the Project shall be used by Tenant for the use, growing, producing, processing, storing (short or long term), distributing, transporting, or selling of cannabis, cannabis derivatives, or any cannabis containing substances ("**Cannabis**"), or any office uses related to the same, nor shall Tenant permit, allow or suffer, any of Tenant's officers, employees, agents, servants, licensees, subtenants, concessionaires, contractors and invitees to bring any Cannabis onto the Premises or any portion of the Project. Without limiting the foregoing, the prohibitions in this Section shall apply to all Cannabis, whether such Cannabis is legal for any purpose whatsoever under state or federal law or both. Notwithstanding anything to the contrary, any failure by Tenant to comply with each of the terms, covenants, conditions and provisions of this Section shall automatically and without the requirement of any notice be a default that is not subject to cure, and Tenant agrees that upon the occurrence of any such default, Landlord may elect, in its sole discretion, to exercise all of its rights and remedies under this Lease, at law or in equity with respect to such default.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed under seal, effective as of Effective Date set forth in the Basic Lease Information.

TENANT:

NFUSZ, INC.,
a Nevada corporation

DocuSigned by:
Jeff Clayborne
361560F703D5478...

By: ______________________
Name: Jeff Clayborne
Title: CFO

DocuSigned by:
Rory Cutaia

By: ______________________
Name: Rory Cutaia
Title: CEO

LANDLORD:

NPBEACH MARINA LLC,
a Michigan limited liability company

By: Third Palm Capital LLC,
a Delaware limited liability company
Its: Member

DocuSigned by:
30C4FB755B1B4E8...

By: ______________________
Name: Christopher Kelsey
Title: President

EXHIBIT A

SITE PLAN OF PREMISES


11.20.18
Floor
2B
2240 Newport
2240 Newport Blvd.
Newport Beach, CA 92663
Report ID 8
Vacant - Option 2
Suite 200 - Preliminary Tenant
ID
2B-07
Suite USF
4,247.06
Corr. Ext
0.00
Total USF
4,247.06
RSF
4,884.11
Leased RSF
LED
Stevenson
Systems
BUILDING H FLOOR 2
BUILDING B FLOOR 2
BUILDING C FLOOR 2
PRELIMINARY

EXHIBIT A-1

SITE PLAN OF PROJECT


VUE Newport is the vibrant new heart of the Newport Peninsula.
RESTAURANT D 5,284 SF U 5,678 SF
ARCADE STREET
22ND STREET
CROSSWALK
EXISTING RESTAURANT
PARKING RAMP DOWN
RETAIL/CAFE 960 SF
RETAIL/CAFE 960 SF
RETAIL/CAFE 960 SF
RETAIL /CAFE 876 SF
RETAIL /CAFE 1,264 SF
RETAIL/CAFE 1,004 SF
RETAIL /CAFE 1,376 SF
NEWPORT BOULEVARD
DUFFY BOATS DROP OFF
RETAIL/CAFE 2,142 SF
PEDESTRIAN ACCESS TO NEWPORT PIER
PARKING RAMP DOWN
RETAIL /CAFE 615 SF
RETAIL 960 SF
RETAIL 960 SF
RETAIL 782 SF
RETAIL 2,487 SF
LOADING ZONE

EXHIBIT A-2

SITE PLAN OF MUST-TAKE SPACE


11.20.18
Floor
2B
2240 Newport
2240 Newport Blvd.
Newport Beach, CA 92663
Report ID 8
Vacant - Option 2
Suite 250 - Preliminary Tenant
ID
Suite USF
Corr. Ext
Total USF
RSF
Leased RSF
LED
2B-08
1,609.02
0.00
1,609.02
1,850.37
Stevenson Systems
BUILDING H FLOOR 2
BUILDING B FLOOR 2
BUILDING C FLOOR 2
PRELIMINARY

EXHIBIT B

INITIAL PREMISES WORK LETTER

This Initial Premises Work Letter (this "**Work Letter**") is a part of that certain Lease (the "**Lease**"), by and between NPBEACH MARINA LLC, a Michigan limited liability company ("**Landlord**"), and, NFUSZ, INC., a Nevada corporation ("**Tenant**"). Capitalized terms not defined in this Work Letter shall have the meanings given to such terms in the Lease.

SECTION 1
INTENTIONALLY OMITTED

SECTION 2
TENANT IMPROVEMENTS

2.1 Tenant shall be entitled to a one-time tenant improvement allowance (the "**Tenant Improvement Allowance**") in the amount of $65.00 per rentable square foot within the Premises (i.e., $317,460.00, based upon the Premises containing 4,884 rentable square feet) for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Premises (the "**Tenant Improvements**"). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance. For the avoidance of doubt, nothing herein shall limit any increase in the Tenant Improvement Allowance in accordance with and subject to the terms and conditions of Section 1.1 of the Lease or the availability of any Additional Allowance (as defined in Section 4.3 below) in accordance with and subject to the terms and conditions of Section 4.3 below. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease.

2.2 Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively, the "**Tenant Improvement Allowance Items**"): (i) payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter; (ii) the cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "**Code**"); (iii) the "Landlord Supervision Fee", as that term is defined in Section 4.5 of this Work Letter; (iv) the cost of "as built" plans and specifications (including all working drawings) for the Tenant Improvements; and (v) the cost of any project manager retained by Tenant to oversee the construction of the Tenant Improvements (not to exceed three percent (3%) of the cost of the Tenant Improvements). Notwithstanding the foregoing, the cost of the removal of the existing corridor as necessary to demise the Premises shall be at Landlord's sole cost and expense, and not deducted from the Tenant Improvement Allowance.

2.3 Tenant shall not be entitled to use in any manner any unused portion of the Tenant Improvement Allowance upon completion of the Tenant Improvements, whether as a credit against rent obligations, as an allowance against future improvements or otherwise, except as expressly set forth herein. Notwithstanding the foregoing, if upon full completion of the Tenant Improvements (including, without limitation, disbursement for all Tenant Improvement Allowance Items) there is any Tenant Improvement Allowance remaining, then such unused portion of the Tenant Improvement Allowance (the "**Unused Allowance**") may be applied to the reasonable out-of-pocket costs and expenses incurred by Tenant for its physical relocation to the Premises, project management or consulting fees in connection with the Tenant

Improvements, or any furniture, fixtures and equipment installed at the Premises (collectively, the "**Relocation Costs**"). If Tenant elects, in writing, to apply any Unused Allowance to the Relocation Costs, then Landlord shall reimburse Tenant for the Relocation Costs (not to exceed the Unused Allowance) within thirty (30) days following Landlord's receipt of Tenant's written request therefor, together with all invoices, receipts and bills substantiating such costs and expenses, and evidence of payment by Tenant for all such costs and expenses. Notwithstanding the foregoing, the Unused Allowance shall only be available through the date that is nine (9) months after the Commencement Date (the "**Unused Allowance Deadline**"), and Tenant waives any and all rights to any remaining portion of the Unused Allowance if Tenant has not requested disbursement thereof (as set forth above) by the Unused Allowance Deadline.

2.4 Landlord may establish specifications (the "**Building Standard Tenant Improvements**") for the Building standard components to be used in the construction of the Tenant Improvements in the Premises, subject to change from time to time. The quality of the Tenant Improvements shall be equal to or of greater quality than the quality of the Building Standard Tenant Improvements, provided that Landlord may, at Landlord's option, require the Tenant Improvements to comply with certain Building Standard Tenant Improvements. Landlord may make changes to the Building Standard Tenant Improvements from time to time.

2.5 "**Above Standard Tenant Improvements**" shall mean (a) any part of the Tenant Improvements which do not constitute Building Standard Tenant Improvements; (b) any changes in or additions to the Tenant Improvements made at the request of Tenant or due to any other act or omission on the part of Tenant; and (c) a configuration of the Tenant Improvements which is not usual and customary for normal occupancy. If so directed by Landlord at the time of Landlord's approval of the Approved Working Drawings pursuant to Section 3.3 below, then Tenant, at its sole cost and expense, shall remove from the Premises any Above Standard Tenant Improvements designated by Landlord prior to the end of the Term, and shall replace such designated Above Standard Tenant Improvements to be removed with Building Standard Tenant Improvements. Such removal and replacement of Above Standard Tenant Improvements shall be performed promptly and shall be completed by Tenant on or before the end of the Term, and if Tenant fails to remove and/or replace any Above Standard Tenant Improvements, Landlord may do so and Tenant shall reimburse Landlord for the cost of such removal and/or replacement.

SECTION 3
CONSTRUCTION DRAWINGS

3.1 Landlord shall retain the architect/space planner designated by Landlord (the "**Architect**") to prepare the Construction Drawings. Landlord shall retain the engineering consultants designated by Landlord (collectively, the "**Engineers**") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "**Construction Drawings**". All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord's approval, not to be unreasonably withheld. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2 On or before the date that is ten (10) business days after the date of mutual execution and delivery of the Lease, Tenant and the Architect shall prepare the final space plan for Tenant Improvements (collectively, the "**Final Space Plan**"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord's approval.

3.3 On or before the date that is thirty (30) days after Landlord's approval of the Final Space Plan, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Tenant Improvements, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "**Final Working Drawings**"), and shall deliver the same to Landlord for Landlord's approval. The Final Working Drawings shall be approved by Landlord (the "**Approved Working Drawings**") prior to the commencement of the construction of the Tenant Improvements. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings if such change would directly or indirectly delay the "Substantial Completion" of the Tenant Improvements as that term is defined in Section 4.6 of this Work Letter. If any of the Tenant Improvements constitute Above Standard Tenant Improvements, then at the time of Landlord's approval of the Approved Working Drawings or any changes, modifications or alterations thereto as set forth above, Landlord shall indicate if Landlord shall require Tenant to remove all or any portion of such Above Standard Tenant Improvements at the end of the Term.

3.4 Landlord shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the "**Permits**"). Tenant shall cooperate with Landlord in executing permit applications and performing other ministerial acts reasonably necessary to enable Landlord to obtain the Permits.

3.5 Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor for approval of the "Cost Proposal," as that term is defined in Section 4.2 of this Work Letter, as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant's progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Work Letter are referred to herein as the "**Time Deadlines**". Tenant agrees to comply with the Time Deadlines.

SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Landlord will competitively bid the Approved Working Drawings to a minimum of two (2) contractors (as mutually selected by Landlord and Tenant). Upon receipt of such bids, Landlord and Tenant shall mutually select the contractor ("**Contractor**"), and such Contractor shall construct the Tenant Improvements.

4.2 After the Approved Working Drawings are signed by Landlord and Tenant and the Contractor is selected, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements (the "**Cost Proposal**"). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord,

Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the "**Cost Proposal Delivery Date**".

4.3 Notwithstanding anything in this Work Letter to the contrary, if the total cost of the Tenant Improvement Allowance Items as set forth in the Cost Proposal exceed the Tenant Improvement Allowance, then upon written request from Tenant, Landlord hereby agrees to contribute toward the Tenant Improvement Allowance Items an additional amount not to exceed $5.00 per rentable square foot within the Premises (i.e., $24,420.00, based upon the Premises containing 4,884 rentable square feet) (the "**Additional Allowance**"). If Tenant elects, in writing, to utilize any portion of the Additional Allowance, such Additional Allowance shall be deemed part of the "Tenant Improvement Allowance" for purposes of the Lease and this Work Letter. All Tenant Improvement Allowance Items requested by Tenant to be applied to the Additional Allowance and disbursed by Landlord therefor shall be fully amortized over the initial Term, plus interest at a rate of seven percent (7%) per annum. The annual amortized amount shall be paid by Tenant monthly, as additional rent under the Lease, in equal installments throughout the Term until such excess costs have been fully repaid. If Landlord disburses any Additional Allowance, Landlord and Tenant shall execute an amendment to the Lease within thirty (30) days following Substantial Completion of the Tenant Improvements, setting forth a new rent schedule for the Term which incorporates the amortization of such disbursed Additional Allowance into the monthly Annual Rent amounts for the initial Premises as provided in this paragraph. Failure to sign such an amendment shall not affect Tenant's liability for the disbursed Additional Allowance. If the Lease is terminated prior to the Expiration Date, the unamortized portion of the disbursed Additional Allowance shall be immediately due and payable to Landlord (which payment obligations shall survive any such termination, notwithstanding any contrary provisions of the Lease).

4.4 On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the "**Over-Allowance Amount**") equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the base, shell, and core of the Building (as contrasted with the Tenant Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes upon receipt of bills therefor. Tenant shall pay all direct architectural and/or engineering fees in connection therewith.

4.5 Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "**Landlord Supervision Fee**") to Landlord in an amount equal to the product of (i) two percent (2%), and (ii) an amount equal to the hard costs of the Tenant Improvements (provided that for purposes of calculating the Landlord Supervision Fee, such hard costs shall not to exceed the total amount of the Tenant Improvement Allowance).

4.6 "**Substantial Completion**" of the Tenant Improvements shall occur upon the completion of construction of the Tenant Improvements pursuant to the Approved Working Drawings, with the

exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

SECTION 5
MISCELLANEOUS

5.1 With respect to the construction of the Tenant Improvements, Landlord hereby designates Jerry Grogan as "**Landlord's Representative**", and Tenant hereby designates Kyle Pringle with Savills Studley, as "**Tenant's Representative**". Tenant hereby confirms that Tenant's Representative has full authority to act on behalf of and to bind Tenant with respect to all matters pertaining to the construction of the Tenant Improvements. Landlord hereby confirms that Landlord's Representative has limited authority to act on behalf of Landlord with respect to matters pertaining to the construction of the Tenant Improvements. Either party may change its designated representative upon five (5) days prior written notice to the other party.

5.2 The term "**Tenant Delays**" means any delay resulting from any or all of the following: (1) Tenant's failure to timely perform any of its material obligations pursuant to this Work Letter on or before the due date therefor, any action item which is Tenant's responsibility pursuant to this Work Letter, including Tenant's failure to grant reasonable approvals within the time frames described herein; or (2) any other act or failure to act by Tenant in default of this Lease, Tenant's employees, agents, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant, including interference with Landlord, or its contractors.

5.3 Nothing herein contained shall be construed as (i) constituting Tenant as Landlord's agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any material default by either party with respect to any portion of this Work Letter, shall be deemed a breach of the Lease for which Landlord and Tenant shall have all the rights and remedies as in the case of a breach of the Lease by the other party.

5.4 Landlord and Tenant agree to cooperate with one another and to cause their respective employees, agents and contractors to cooperate with one another to coordinate any work being performed by Landlord and/or Tenant under this Work Letter, and their respective employees, agents and contractors so as to avoid unnecessary interference and delays with the completion of the work being performed by the other party hereto.

5.5 To the extent assignable, Landlord hereby assigns to Tenant, on a non-exclusive basis, all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements. Taking possession of the Premises by Tenant shall be conclusive evidence that: (a) Landlord's construction obligations with respect to the Premises have been completed in accordance with the plans and specifications approved by Landlord and Tenant and that the Premises, to the extent of Landlord's construction obligations with respect thereto, are in good and satisfactory condition, subject only to completion of any incomplete or corrective items specified in a "punch list" approved by Landlord and Tenant; (b) the Premises are accepted "AS IS" and "WITH ALL FAULTS"; (c) Tenant accepts the Project as suitable for the purposes for which the Premises are leased; (d) Tenant accepts the Project as being in a good and satisfactory condition; and (e) Tenant waives any defects (including latent defects) in the Premises, and Project. Tenant acknowledges that no representations or warranties regarding the condition of the Project or any portion thereof have been made by Landlord except as may be specifically set forth herein. LANDLORD EXPRESSLY DISCLAIMS, AND TENANT HEREBY WAIVES TO THE FULL EXTENT PERMITTED BY LAW, ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, AND ANY AND ALL OTHER

IMPLIED WARRANTIES (WHETHER ARISING BY VIRTUE OF STATUTE, CASE LAW OR OTHERWISE) AND TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

EXHIBIT B-1

MUST-TAKE SPACE WORK LETTER

This Must-Take Space Work Letter (this "**Work Letter**") is a part of that certain Lease (the "**Lease**"), by and between NPBEACH MARINA LLC, a Michigan limited liability company ("**Landlord**"), and, NFUSZ, INC., a Nevada corporation ("**Tenant**"). Capitalized terms not defined in this Work Letter shall have the meanings given to such terms in the Lease.

SECTION 1
INTENTIONALLY OMITTED

SECTION 2
MUST-TAKE SPACE IMPROVEMENTS

2.1 Tenant shall be entitled to a one-time tenant improvement allowance (the "**Must-Take Space Allowance**") in the amount of $65.00 per rentable square foot within the Must-Take Space (i.e., $120,250.00, based upon the Must-Take Space containing 1,850 rentable square feet) for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Must-Take Space (the "**Must-Take Space Improvements**"). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Must-Take Space Allowance. For the avoidance of doubt, nothing herein shall limit any increase in the Must-Take Space Allowance in accordance with and subject to the terms and conditions of Section 1.1 of the Lease or the availability of any Must-Take Space Additional Allowance (as defined in Section 4.3 below) in accordance with and subject to the terms and conditions of Section 4.3 below. All Must-Take Space Improvements for which the Must-Take Space Allowance has been made available shall be deemed Landlord's property under the terms of the Lease.

2.2 Except as otherwise set forth in this Work Letter, the Must-Take Space Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process) for costs related to the construction of the Must-Take Space Improvements and for the following items and costs (collectively, the "**Must-Take Space Allowance Items**"): (i) payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter; (ii) the cost of any changes to the Construction Drawings or Must-Take Space Improvements required by all applicable building codes (the "**Code**"); (iii) the "Landlord Supervision Fee", as that term is defined in Section 4.5 of this Work Letter; (iv) the cost of "as built" plans and specifications (including all working drawings) for the Must-Take Space Improvements; and (v) the cost of any project manager retained by Tenant to oversee the construction of the Must-Take Space Improvements (not to exceed three percent (3%) of the cost of the Must-Take Space Improvements).

2.3 Tenant shall not be entitled to use in any manner any unused portion of the Must-Take Space Allowance upon completion of the Must-Take Space Improvements, whether as a credit against rent obligations, as an allowance against future improvements or otherwise, except as expressly set forth herein. Notwithstanding the foregoing, if upon full completion of the Must-Take Space Improvements (including, without limitation, disbursement for all Must-Take Space Allowance Items) there is any Must-Take Space Allowance remaining, then such unused portion of the Must-Take Space Allowance (the "**Unused Must-Take Space Allowance**") may be applied to the reasonable out-of-pocket costs and expenses incurred by Tenant for its physical relocation to the Must-Take Space, project management or consulting fees in connection with the Must-Take Space Improvements, or any furniture, fixtures and equipment installed at

the Must-Take Space (collectively, the "**Must-Take Space Relocation Costs**"). If Tenant elects, in writing, to apply any Unused Must-Take Space Allowance to the Must-Take Space Relocation Costs, then Landlord shall reimburse Tenant for the Must-Take Space Relocation Costs (not to exceed the Unused Must-Take Space Allowance) within thirty (30) days following Landlord's receipt of Tenant's written request therefor, together with all invoices, receipts and bills substantiating such costs and expenses, and evidence of payment by Tenant for all such costs and expenses. Notwithstanding the foregoing, the Unused Must-Take Space Allowance shall only be available through the date that is nine (9) months after the Must-Take Space Commencement Date (the "**Unused Must-Take Space Allowance Deadline**"), and Tenant waives any and all rights to any remaining portion of the Unused Must-Take Space Allowance if Tenant has not requested disbursement thereof (as set forth above) by the Unused Must-Take Space Allowance Deadline.

2.4 Landlord may establish specifications (the "**Building Standard Tenant Improvements**") for the Building standard components to be used in the construction of the Must-Take Space Improvements in the Must-Take Space, subject to change from time to time. The quality of the Must-Take Space Improvements shall be equal to or of greater quality than the quality of the Building Standard Tenant Improvements, provided that Landlord may, at Landlord's option, require the Must-Take Space Improvements to comply with certain Building Standard Tenant Improvements. Landlord may make changes to the Building Standard Tenant Improvements from time to time.

2.5 "**Above Standard Must-Take Space Improvements**" shall mean (a) any part of the Must-Take Space Improvements which do not constitute Building Standard Tenant Improvements; (b) any changes in or additions to the Must-Take Space Improvements made at the request of Tenant or due to any other act or omission on the part of Tenant; and (c) a configuration of the Must-Take Space Improvements which is not usual and customary for normal occupancy. If so directed by Landlord at the time of Landlord's approval of the Approved Must-Take Space Working Drawings pursuant to Section 3.3 below, then Tenant, at its sole cost and expense, shall remove from the Must-Take Space any Above Standard Must-Take Space Improvements designated by Landlord prior to the end of the Must-Take Space Term, and shall replace such designated Above Standard Must-Take Space Improvements to be removed with Building Standard Tenant Improvements. Such removal and replacement of Above Standard Must-Take Space Improvements shall be performed promptly and shall be completed by Tenant on or before the end of the Must-Take Space Term, and if Tenant fails to remove and/or replace any Above Standard Must-Take Space Improvements, Landlord may do so and Tenant shall reimburse Landlord for the cost of such removal and/or replacement.

SECTION 3
CONSTRUCTION DRAWINGS

3.1 Landlord shall retain the architect/space planner designated by Landlord (the "**Architect**") to prepare the Construction Drawings. Landlord shall retain the engineering consultants designated by Landlord (collectively, the "**Engineers**") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work of the Must-Take Space Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "**Construction Drawings**". All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord's approval, not to be unreasonably withheld. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors

contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2 On or before the date that is thirty (30) days after the date of mutual execution and delivery of the Lease, Tenant and the Architect shall prepare the final space plan for Must-Take Space Improvements (collectively, the "**Final Must-Take Space Space Plan**"), which Final Must-Take Space Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Must-Take Space Space Plan to Landlord for Landlord's approval.

3.3 On or before the date that is thirty (30) days after Landlord's approval of the Final Must-Take Space Space Plan, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Must-Take Space Improvements, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "**Final Must-Take Space Working Drawings**"), and shall deliver the same to Landlord for Landlord's approval. The Final Must-Take Space Working Drawings shall be approved by Landlord (the "**Approved Must-Take Space Working Drawings**") prior to the commencement of the construction of the Must-Take Space Improvements. No changes, modifications or alterations in the Approved Must-Take Space Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Must-Take Space Working Drawings if such change would directly or indirectly delay the "Substantial Completion" of the Must-Take Space Improvements as that term is defined in Section 4.6 of this Work Letter. If any of the Must-Take Space Improvements constitute Above Standard Must-Take Space Improvements, then at the time of Landlord's approval of the Approved Must-Take Space Working Drawings or any changes, modifications or alterations thereto as set forth above, Landlord shall indicate if Landlord shall require Tenant to remove all or any portion of such Above Standard Must-Take Space Improvements at the end of the Must-Take Space Term.

3.4 Landlord shall immediately submit the Approved Must-Take Space Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Must-Take Space Improvements (the "**Permits**"). Tenant shall cooperate with Landlord in executing permit applications and performing other ministerial acts reasonably necessary to enable Landlord to obtain the Permits.

3.5 Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor for approval of the "Must-Take Space Cost Proposal," as that term is defined in Section 4.2 of this Work Letter, as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant's progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Work Letter are referred to herein as the "**Time Deadlines**". Tenant agrees to comply with the Time Deadlines.

SECTION 4
CONSTRUCTION OF THE MUST-TAKE SPACE IMPROVEMENTS

4.1 Landlord will competitively bid the Approved Must-Take Space Working Drawings to a minimum of two (2) contractors (as mutually selected by Landlord and Tenant). Upon receipt of such bids, Landlord and Tenant shall mutually select the contractor ("**Contractor**"), and such Contractor shall construct the Must-Take Space Improvements.

4.2 After the Approved Must-Take Space Working Drawings are signed by Landlord and Tenant and the Contractor is selected, Landlord shall provide Tenant with a Must-Take Space Cost Proposal in accordance with the Approved Must-Take Space Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Must-Take Space Allowance Items to be incurred by Tenant in connection with the design and construction of the Must-Take Space Improvements (the "**Must-Take Space Cost Proposal**"). Tenant shall approve and deliver the Must-Take Space Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Must-Take Space Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Must-Take Space Cost Proposal to Landlord shall be known hereafter as the "**Cost Proposal Delivery Date**".

4.3 Notwithstanding anything in this Work Letter to the contrary, if the total cost of the Must-Take Space Allowance Items as set forth in the Must-Take Space Cost Proposal exceed the Must-Take Space Allowance, then upon written request from Tenant, Landlord hereby agrees to contribute toward the Must-Take Space Allowance Items an additional amount not to exceed $5.00 per rentable square foot within the Must-Take Space (i.e., $9,250.00, based upon the Must-Take Space containing 1,850 rentable square feet) (the "**Must-Take Space Additional Allowance**"). If Tenant elects, in writing, to utilize any portion of the Must-Take Space Additional Allowance, such Must-Take Space Additional Allowance shall be deemed part of the "Must-Take Space Allowance" for purposes of the Lease and this Work Letter. All Must-Take Space Allowance Items requested by Tenant to be applied to the Must-Take Space Additional Allowance and disbursed by Landlord therefor shall be fully amortized over the initial Must-Take Space Term, plus interest at a rate of seven percent (7%) per annum. The annual amortized amount shall be paid by Tenant monthly, as additional rent under the Lease, in equal installments throughout the Must-Take Space Term until such excess costs have been fully repaid. If Landlord disburses any Must-Take Space Additional Allowance, Landlord and Tenant shall execute an amendment to the Lease within thirty (30) days following Substantial Completion of the Must-Take Space Improvements, setting forth a new rent schedule for the Must-Take Space Term which incorporates the amortization of such disbursed Must-Take Space Additional Allowance into the monthly Annual Rent amounts for the Must-Take Space as provided in this paragraph. Failure to sign such an amendment shall not affect Tenant's liability for the disbursed Must-Take Space Additional Allowance. If the Lease is terminated prior to the Expiration Date, the unamortized portion of the disbursed Must-Take Space Additional Allowance shall be immediately due and payable to Landlord (which payment obligations shall survive any such termination, notwithstanding any contrary provisions of the Lease).

4.4 On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the "**Over-Allowance Amount**") equal to the difference between (i) the amount of the Must-Take Space Cost Proposal and (ii) the amount of the Must-Take Space Allowance. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Must-Take Space Allowance, and such disbursement shall be pursuant to the same procedure as the Must-Take Space Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Must-Take Space Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount. In addition, if the Final Must-Take Space Working Drawings or any amendment thereof or supplement thereto shall require alterations in the base, shell, and core of the Building (as contrasted with the Must-Take Space Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes upon receipt of bills therefor. Tenant shall pay all direct architectural and/or engineering fees in connection therewith.

4.5 Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Must-Take Space Improvements in accordance with the Approved Must-Take Space Working Drawings and the Must-Take Space Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "**Landlord Supervision Fee**") to Landlord in an amount equal to the product of (i) two percent (2%), and (ii) an amount equal to the hard costs of the Must-Take Space Improvements (provided that for purposes of calculating the Landlord Supervision Fee, such hard costs shall not to exceed the total amount of the Must-Take Space Allowance).

4.6 "**Substantial Completion**" of the Must-Take Space Improvements shall occur upon the completion of construction of the Must-Take Space Improvements pursuant to the Approved Must-Take Space Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

SECTION 5
MISCELLANEOUS

5.1 With respect to the construction of the Must-Take Space Improvements, Landlord hereby designates Jerry Grogan as "**Landlord's Representative**", and Tenant hereby designates Kyle Pringle with Savills Studley, as "**Tenant's Representative**". Tenant hereby confirms that Tenant's Representative has full authority to act on behalf of and to bind Tenant with respect to all matters pertaining to the construction of the Must-Take Space Improvements. Landlord hereby confirms that Landlord's Representative has limited authority to act on behalf of Landlord with respect to matters pertaining to the construction of the Must-Take Space Improvements. Either party may change its designated representative upon five (5) days prior written notice to the other party.

5.2 The term "**Tenant Delays**" means any delay resulting from any or all of the following: (1) Tenant's failure to timely perform any of its material obligations pursuant to this Work Letter on or before the due date therefor, any action item which is Tenant's responsibility pursuant to this Work Letter, including Tenant's failure to grant reasonable approvals within the time frames described herein; or (2) any other act or failure to act by Tenant in default of this Lease, Tenant's employees, agents, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant, including interference with Landlord, or its contractors.

5.3 Nothing herein contained shall be construed as (i) constituting Tenant as Landlord's agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any material default by either party with respect to any portion of this Work Letter, shall be deemed a breach of the Lease for which Landlord and Tenant shall have all the rights and remedies as in the case of a breach of the Lease by the other party.

5.4 Landlord and Tenant agree to cooperate with one another and to cause their respective employees, agents and contractors to cooperate with one another to coordinate any work being performed by Landlord and/or Tenant under this Work Letter, and their respective employees, agents and contractors so as to avoid unnecessary interference and delays with the completion of the work being performed by the other party hereto.

5.5 To the extent assignable, Landlord hereby assigns to Tenant, on a non-exclusive basis, all warranties and guaranties by Contractor relating to the Must-Take Space Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Must-Take Space Improvements. Taking possession of the Must-Take Space by Tenant shall be conclusive evidence that: (a) Landlord's construction obligations with respect to the Must-Take Space have been completed in accordance with the plans and specifications approved by Landlord and Tenant and that the Must-Take

Space, to the extent of Landlord's construction obligations with respect thereto, are in good and satisfactory condition, subject only to completion of any incomplete or corrective items specified in a "punch list" approved by Landlord and Tenant; (b) the Must-Take Space are accepted "AS IS" and "WITH ALL FAULTS"; (c) Tenant accepts the Project as suitable for the purposes for which the Must-Take Space are leased; (d) Tenant accepts the Project as being in a good and satisfactory condition; and (e) Tenant waives any defects (including latent defects) in the Must-Take Space, and Project. Tenant acknowledges that no representations or warranties regarding the condition of the Project or any portion thereof have been made by Landlord except as may be specifically set forth herein. LANDLORD EXPRESSLY DISCLAIMS, AND TENANT HEREBY WAIVES TO THE FULL EXTENT PERMITTED BY LAW, ANY IMPLIED WARRANTY THAT THE MUST-TAKE SPACE ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, AND ANY AND ALL OTHER IMPLIED WARRANTIES (WHETHER ARISING BY VIRTUE OF STATUTE, CASE LAW OR OTHERWISE) AND TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE MUST-TAKE SPACE OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

EXHIBIT C

RULES AND REGULATIONS

1. No sign, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or in any part of the Common Area without the prior written consent of Landlord except as otherwise provided in the Lease. In no event shall Tenant have the right to install any sign or other advertising on the roof of the Premises. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign or other advertising that has not otherwise been approved by Landlord and that is installed or displayed in violation of this rule.

2. All loading and unloading of goods shall be done only at such times, in the areas, and through the entrances designated for such purposes. The delivery or shipping of merchandise, supplies and fixtures to and from the Premises shall be subject to such rules and regulations as are necessary, in the judgment of Landlord, for the proper operation of the Premises or the Project.

3. Tenant shall not place anything or allow anything to be placed on the glass of any window, door, partition or wall which may appear unsightly from outside the Premises, in Landlord's discretion as provided in the Lease. No awnings or other projection shall be attached to the outside walls of a building without the prior written consent of Landlord except as expressly provided in Tenant's Lease.

4. Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, or loading docks of the Project.

5. All cleaning and janitorial services for the Premises shall be provided, at Tenant's sole cost and expense, exclusively by or through Tenant or Tenant's janitorial contractors.

6. Except as expressly provided in Tenant's Lease, Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations.

7. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by the Tenant, whose employees, or agents shall have caused it.

8. Tenant shall not install any radio or television antenna, phonographs, loudspeaker or other device on the roof or exterior walls of a building except as expressly provided in the Lease. Tenant shall not interfere with radio or television broadcasting or reception from or in the Project. In addition, Tenant shall conduct its business in a quiet and orderly manner so as not to create unreasonable noise.

9. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Common Area and other portions of the Project are expressly prohibited, and each tenant shall cooperate to prevent same.

10. All garbage and refuse shall be kept in the kind of container specified by Landlord, and shall be placed outside of the Premises prepared for collection in the manner and at the times and places specified by Landlord. If Landlord shall provide or designate a service for picking up refuse and garbage, Tenant shall use the same at Tenant's cost. Tenant shall pay the cost of removal of any of Tenant's refuse or rubbish.

11. Landlord will furnish Tenant with two keys to each door lock in the Premises. Landlord may impose a reasonable charge for any additional keys. Tenant, upon termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to, or otherwise procured by Tenant.

12. Tenant assumes any and all responsibility for protecting its Premises from theft and robbery. Such responsibility shall include keeping doors locked and other means of entry to the Premises closed.

13. Subject to any limitations contained in Tenant's Lease, Landlord reserves the right from time to time, in Landlord's sole and absolute discretion, exercisable without liability to Tenant: (a) to change the name of the Project; (b) to change the address of the Project, and/or (c) to install, replace or change any signs in, on or about the Common Areas of the Project (except for Tenant's signs, if any, which are expressly permitted by Tenant's Lease).

14. Tenant shall provide Landlord with the names of two (2) individuals, together with phone numbers and addresses, for Landlord to contact in the case of an emergency.

15. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other such tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any and all of the tenants in the Project.

16. Tenant shall timely remove all Tenant's shopping carts (if applicable) from the parking lot of the Project so that Tenant's shopping carts shall be stored in the interior of Tenant's premises.

17, These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Project.

18. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety, security, care and cleanliness of the Project and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

19. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant's employees, or agents.

PARKING RULES AND REGULATIONS

In addition to the foregoing rules and regulations and the parking provisions contained in the Lease to which this Exhibit C is attached, the following rules and regulations shall apply with respect to the use of the Project's parking areas.

1. Every parker is required to park and lock his/her own vehicle. All responsibility for damage to or loss of vehicles is assumed by the parker and Landlord shall not be responsible for any such damage or loss by water, fire, defective brakes, the act or omissions of others, theft, or for any other cause.

2. Tenant and its employees shall only park in parking areas designated by Landlord. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four wheeled trucks.

3. No overnight or extended term storage of vehicles shall be permitted.

4. Vehicles must be parked entirely within painted stall lines of a single parking stall.

5. All directional signs and arrows must be observed.

6. The speed limit within all parking areas shall be five (5) miles per hour, or as otherwise posted.

7. Parking is prohibited: (a) in areas not striped for parking; (b) in aisles; (c) where "no parking" signs are posted; (d) on ramps; (e) in cross-hatched areas; (f) fire access lanes and (g) in reserved spaces and in such other areas as may be designated by Landlord.

8. Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

9. Landlord may refuse to permit any person who violates these rules to park in the parking areas, and any violation of the rules shall subject the vehicle to removal, at such vehicle owner's expense.

EXHIBIT D

COMMENCEMENT DATE MEMORANDUM

With respect to that certain Lease ("**Lease**") dated _______ __, ____, by and between ____________________ ("**Tenant**"), and NPBEACH MARINA LLC, a Michigan limited liability company ("**Landlord**"), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately _______ square feet of the building located at _____ Newport Boulevard, Suite ____, Newport Beach, California 92663 ("**Premises**"), Tenant hereby acknowledges and certifies to Landlord as follows:

(1) The Commencement Date occurred on ____________________;

(2) The Premises contain _________ rentable square feet; and

(3) Tenant has accepted and is currently in possession of the Premises and the Premises are acceptable for Tenant's use.

IN WITNESS WHEREOF, this Commencement Date Memorandum is executed the ______ day of ______________, 20___.

"Tenant"

____,
a ____

By:______________________________
Its:______________________________

EXHIBIT E

EXCLUSIVES

Tenant	Exclusive
Pizza Press	Operation of a fast-casual, counter service restaurant whose primary business is the sale of pizza. As used herein, "primary business" shall mean the operation in question derives in excess of fifty percent (50%) of its revenues from the sale of pizza.

EXHIBIT F

INTENTIONALLY OMITTED

EXHIBIT G

PROHIBITED USES

The Premises shall not be used for any activity or purpose restricted by or pursuant to the CC&Rs, or for any of the following uses:

(a) Any distillation or refinery facility;

(b) Any motorized vehicle repair shop;

(c) Any meeting place, place of public assembly, pool hall, game arcade, betting facility or video or games arcade;

(d) Any business serving or selling alcoholic beverages unless part of a sit-down restaurant;

(e) Any indecent or pornographic uses, massage parlor, adult bookstore, peepshow store, or any other similar store or club; and any business devoted to sale of articles and merchandise normally used or associated with illegal or unlawful activities, including the sale of paraphernalia used in connection with cocaine or other controlled drugs or substances;

(f) Any gymnasium or martial arts;

(g) Any tattoo parlors or body piercing;

(h) Except as otherwise allowed herein, maintaining or keeping of any animals;

(i) Any laundromat or any dry cleaning facility or store, except that a "drop off" for dry cleaning shall be permitted so long as the actual dry cleaning is conducted at a site outside the Project;

(j) Any secondhand store, surplus store or bankruptcy sale;

(k) Any bail bondsman services; or

(l) Any places of religious worship.

EXHIBIT H

INTENTIONALLY OMITTED

EXHIBIT I

PARKING MANAGEMENT PLAN

[See Attached]

EXHIBIT J

LOCATION OF BUILDING SIGNS


nFüsz
Parking off
22nd Street
VUE
NEWPORT
vuori
NOW SELLING


nFüsz
OWN
WATERFRONT
CALL TODAY
OFFICE
949.945.2650


nFüsz
Beach Bunny
210
104

NPBeach Marina LLC

NFUSZ, Inc.
9454 Wilshire Blvd.
Suite 305
Beverly Hills. CA 90212
Attn: Joseph A Davis, Esq.

Re: VUE Newport – Lease Disclosure

Dear Mr. Davis,

NPBeach Marina LLC (Owner) is the developer of the multi-use project known as VUE Newport, in Newport Beach, California (the Project"). NFUSZ, Inc. ("NFUSZ") is contemplating entering into a written lease with Owner, to lease certain premises (the "Premises") in the Project, and a written lease has been prepared for that purpose (the "Lease"). The Premises is described in the Lease and has the address of 2210 Newport Boulevard, Suite 200, Newport Beach, California 92663. The Lease has not been executed by either party. Prior to NFUSZ entering into the Lease, Owner is making the disclosures to NFUSZ as described in this letter.

The project has experienced water leaks, most seriously with the recent rains. These issues have predominately impacted the residential units. The office space that you are considering renting experienced minor issues at the balcony doors where small amounts of water during heavy rains made its way under the thresholds. There was also some evidence of water pooling on the balcony.

We will repair these leaks in your proposed space likely by removing and reinstalling the doors. This work can be done either prior to or concurrent with your tenant improvements. On the balcony, we plan to do additional analysis and may ultimately need to resurface the balcony to create positive drainage to the existing scuppers.

Given the leaks in the residential units, we have retained experts who have investigated the entire project and performed testing. They have determined that there are problems in the residential units with a portion of the doors and windows, all of the exterior stairs, some of the private decks and at a limited number of waterproofing joints at locations in the roof where mechanical equipment penetrates the roofing system. All of these problems can be repaired. We are in the process of determining a repair program and will make the repairs as appropriate to protect the long term integrity of the project. Given the uncertainty of the extent of the total repairs

required, we have determined that the best course of action is to change our approach from selling the condominiums in the project to renting them.

We also plan to begin repairs in the garage in the near term to mitigate a variety of leaks through hairline cracks in the concrete. This work will be done in phases and is not anticipated to adversely impact the operation of the garage.

Acknowledgment.

If NFUSZ still desires to proceed with the Lease, we request that it sign this letter below, acknowledging the disclosures in this letter and the attachment.

Very truly yours,

DocuSigned by:
30C4FB755B1B4E8...

Chris Kelsey

Acknowledgment of Disclosures:

Dated: _______________, 2019

NFUSZ, INC.

DocuSigned by:
Jeff Clayborne
361560F703D5478...

By: ________________
Name: Jeff Clayborne
Its: CFO

Enclosure